Exhibit 3.24

SECOND AMENDMENT TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DYMATIZE ENTERPRISES, LLC

This Second Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Dymatize Enterprises, LLC, a Delaware limited liability company (the “Company”), dated as of December 23, 2010 (the “Operating Agreement”), and amended on April 6, 2012, is entered into this 31st day of January, 2014 by and among the Company, TA/DEI-A Acquisition Corp. (the “Class A Member”) and Dymatize Holdings, LLC, a Delaware corporation (the “Class C Member”). Capitalized terms not defined herein have the meaning ascribed to such terms in the Operating Agreement.

WHEREAS, pursuant to the that certain Securities Purchase Agreement dated December 8, 2013 by and among the Company, the Blocker Companies named therein, the Sellers named therein, TA Associates Management, L.P., Dymatize Holdings, LLC (f/k/a Post Acquisition Sub III, LLC, the “Purchaser”) and Post Holdings, Inc. (“Post”), ownership of all of the Company’s issued and outstanding equity has directly or indirectly been purchased by Post by and through the Purchaser (the “Acquisition”);

WHEREAS, in tandem with consummation of the Acquisition, Post, acting by and through the Purchaser, deems it in the best interest of the Company to make certain amendments to the Operating Agreement of the Company;

WHEREAS, by the authorized signature of the Class A Member set forth herein, this Amendment is hereby approved by the Class A Member pursuant to Section 3.3 of the Operating Agreement; and

WHEREAS, this Amendment is approved by the Board of Managers of the Company pursuant to Sections 3.2 and 11.3 of the Operating Agreement;

NOW THEREFORE, the Company, the Class A Member and the Class C Member hereby agree to amend the Operating Agreement as follows:

1.    Section 1.1 is hereby amended as follows:

(a)    Be deleting the definition of “Fair Market Value” in its entirety and substituting in lieu thereof a new definition of “Fair Market Value” to read as follows:

“‘Fair Market Value” of any asset at any time means the fair market value of the asset in question, as determined in the good faith judgment of the Board of Managers.”

(b)    Be deleting subsection (ii) of the definition of “Gross Asset Value” in its entirety and substituting in lieu thereof a new subsection (ii) to read as follows:

“(ii)
The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of assets as consideration for an interest in the Company; (e) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (d) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); but only if the Board of Managers reasonably determines that such adjustments are necessary to properly reflect the Member’s interests in the Company (within the meaning of the concept of the ‘partners’ interests in the partnership’ set forth in Treasury Regulation Section I .704-1 (b)(3));”

(c)     Be deleting subsection (iv) of the definition of “Gross Asset Value” in its entirety and substituting in lieu thereof a new subsection (iv) to read as follows:

“(iv)
The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 1.3(g) of Appendix A; provided, however, that Gross Asset Values will not be adjusted pursuant to this clause (iv) to the extent the Board of Managers determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv);”

2.    Section 2.5(c) is hereby amended by deleting existing Section 2.5(c) in its entirety and substituting in lieu thereof a new Section 2.5(c) to read as follows:

“    (c)    The principal office of the Company shall be at its offices at 13737 N. Stemmons Fwy., Farmers Branch, TX 75234, or at such other place as the Board of Managers may designate from time to time. The Company may have such other office or offices as the Board of Managers may designate from time to time.”

3.     Section 3.1 is hereby amended by deleting existing Section 3.1 in its entirety and substituting in lieu thereof a new Section 3.1 to read as follows:

“3.1    The Board of Managers.

(a)    From and after January 31, 2014, the Company shall be managed by a Board of Managers (‘Board of Managers’) as provided in this Article III. The Board of Managers shall appoint a Member to act as the tax matters Member, who shall act in the same capacity as the ‘Tax Matters Partner’ of a partnership as referred to in Section 623l(a)(7)(A) of the Code. As of January 31, 2014, the Tax Matters Partner shall be TA Class A Member.

(b)    The Board of Managers shall be composed of four (4) members (the ‘Board Members’). As of January 31, 2014, the four members of the Board of Managers shall initially be Gregory M. Venner, Terence E. Block, Robert V. Vitale, and James L. Holbrook, and each shall serve as provided for in Section 3.12, or until the holders of a majority of the Company’s outstanding membership interests shall duly vote to replace any or all of them. The members of the Board of Managers shall be elected by the holders of a majority of the outstanding membership interests.

4.    The first sentence of Section 3.2 is hereby amended by deleting such first sentence of Section 3.2 in its entirety and substituting in lieu thereof a new first sentence of Section 3.2 to read as follows:

“The Board of Managers shall possess and may exercise full, complete and exclusive right, power and authority to manage and conduct the business of the Company as the Board of Managers shall reasonably determine to be necessary, appropriate, advisable or convenient to carry on the business for which the Company was formed, in each case without the need to consult with or obtain the consent, authorization or approval of any Member or any other Person except as expressly set forth herein.”

5.    Section 3.3 regarding “Class A Unit Approval Rights” is hereby deleted in its entirety.

6.    Section 3.4 regarding “TA Board Member Approval Rights” is hereby deleted in its entirety.

7.    Section 3.5 regarding “Class C Unit Approval Rights” is hereby deleted in its entirety.

8.    Section 3.7 is hereby amended by deleting existing Section 3.7 in its entirety and substituting in lieu thereof a new Section 3.7 to read as follows:

“3.7    Regular Meetings. The Board of Managers shall meet at such times and places as shall be designated from time to time by resolution of the Board of Managers. Notice of each regular meeting shall be given to Board Members either personally, by facsimile or by electronic mail at least five (5) days before each such regular meeting.”

9.    The first sentence of Section 3.10 is hereby amended by deleting such first sentence of Section 3.10 in its entirety and substituting in lieu thereof a new first sentence of Section 3.10 to read as follows:

“At all meetings of the Board of Managers, a majority of the Board Members then in office, which shall include at least two (2) of the Board Members, shall be necessary to constitute a quorum for the transaction of business (a ‘Quorum’) and the acts of a majority of the Board Members present at a meeting at which a Quorum is present shall be the acts of the Board of Managers.”

10.    The first sentence of Section 3.12 is hereby amended by deleting such first sentence of Section 3.12 in its entirety and substituting in lieu thereof a new first sentence of Section 3.12 to read as follows:

“Each of the Board Members shall hold office until his or her death, resignation or removal as provided herein.”

11.    Section 3.14 is hereby amended by deleting existing Section 3.14 in its entirety and substituting in lieu thereof a new Section 3.14 to read as follows:

“3.14    Committees. The Board of Managers may delegate any of its duties or responsibilities to one or more committees of the Board of Managers. The members of each such committee shall be Board Members who are not employees or officers of the Company.”

12.    Section 5.1(a) is hereby amended by deleting existing Section 5.l(a) in its entirety and substituting in lieu thereof a new Section 5.l(a) to read as follows:

“    (a)    Subject to compliance with the Company’s obligations and covenants to its lenders and the obligations contained in Section 5.2, and except as otherwise specified in Section 12.4, Net Cash From Operations, if any, shall, at the election of the Board of Managers, be used in the ordinary course of business or be distributed to the Members in proportion to their Interest Percentage.”

13.    The introduction of Section 5.l(b) is hereby amended by deleting such introduction of Section 5.l(b) in its entirety and substituting in lieu thereof a new first sentence of Section 5.l(b) to read as follows:

“Except as otherwise provided in Section 12.4 and subject to the obligations contained in Section 5.2., Net Cash From a Liquidity Event shall be distributed to the Members as promptly as practicable after the consummation of such Liquidity Event (but in no event later than two (2) days thereafter) as follows:”

14.    The first sentence of Section 5.1(d) is hereby amended by deleting such first sentence of Section 5.l(d) in its entirety and substituting in lieu thereof a new first sentence of Section 5.l(d) to read as follows:

“In the event that any distribution contemplated hereunder will include property other than cash, any cash and non-cash property shall be distributed to the Members in the same order and priority set forth in Section 5.l(a) or (b), as applicable, on the basis of the net fair market value of such non-cash property as determined in good faith by the Board of Managers and if such parties cannot agree within (i) in the case of a distribution pursuant to Section 5.l(b) thirty (30) days of the closing of such Liquidity Event or (ii) in the case of a distribution pursuant to Section 5.l(a), within thirty (30) days of the date upon which the Board of Managers approves the distribution, by an Independent Appraiser pursuant to the mechanism set forth in Section 6.10(b); provided, however, that in the event that the Company has previously distributed Net Cash from Operations in the form of cash, the amount of the distribution in respect of the Class A Units that takes the form of cash shall be increased by an amount equal to the lesser of (i) the amount of any Net Cash from Operations previously distributed to the Class C Units and the Class D Units, and (ii) all of the cash available for distribution (the ‘Cash Catch Up’).”

15.    Section 6.9 regarding “Preemptive Rights” is hereby deleted in its entirety.

16.    Section 6.10 regarding “Redemption of Class A Units and Class B Units” is hereby deleted in its entirety.

17.     Section 6.13 regarding “Structure of a Sale of Units by TA” is hereby deleted in its entirety.

18.    Section 7.4Ca)(ii) is hereby deleted in its entirety.

19.    The second sentence of Section 7.4(b)(ii) is hereby deleted in its entirety.

20.    Section 7.4(c) regarding “Rights of Refusal” is hereby deleted in its entirety.

21.    Section 7.4(d) regarding “Co-Sale Option of Members” is hereby deleted in its entirety.

22.    The second and third sentences of Section 9.5(a) are hereby amended by deleting such second and third sentences of Section 9.5(a) in its entirety and substituting in lieu thereof new second and third sentences of Section 9.5(a) to read as follows:

“The Board of Managers shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, deduction, loss and credit or any other method or procedure related to the preparation of such tax returns. In addition, the Board of Managers may cause the Company to make (or refrain from making) any and all tax elections permitted by such tax laws, except to the extent an election is required pursuant to Section 5.4”

23.    Section 11.3 regarding “All Amendments Require Approval of Board of Managers” is hereby deleted in its entirety.

24.    Section 11.4(a) is hereby amended by deleting existing Section 11.4(a) in its entirety and substituting in lieu thereof a new Section 11.4(a) to read as follows:

“    (a)    The Board of Managers shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.”

25.     Section 12.3 is hereby amended by deleting existing Section 12.3 in its entirety and substituting in lieu thereof a new Section 12.3 to read as follows:

“    12.3    Compensation of Liquidator. The Liquidator shall be entitled to receive such compensation from the Company (but only from the Company’s assets) as may be determined by the Board of Managers.”

26.     Exhibit A of the Operating Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto.

27.     Except as expressly amended hereby, the Operating Agreement shall remain in full force and effect.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Amended and Restated Limited Liability Company Agreement of Dymatize Enterprises, LLC as of the date first written above.

CLASS A MEMBER:

TA/DEI-A ACQUISITION CORP.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Secretary

CLASS B MEMBERS:

TA/DEI-B1 ACQUISITION CORP.		TA/DEI-B2 ACQUISITION CORP.

By:	/s/ Diedre J. Gray	By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray	Name:	Diedre J. Gray
Title:	Secretary	Title:	Secretary

TA/DEI-B3 ACQUISITION CORP.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Secretary

CLASS C MEMBER:		CLASS D MEMBER:

DYMATIZE HOLDINGS, LLC		DYMATIZE HOLDINGS, LLC

By:	Post Holdings, Inc., its sole member	By:	Post Holdings, Inc., its sole member

By:	/s/ Diedre J. Gray	By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray	Name:	Diedre J. Gray
Title:	SVP, General Counsel and Secretary	Title:	SVP, General Counsel and Secretary

[SIGNATURE PAGE TO SECOND AMENDMENT
TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DYMATIZE ENTERPRISES, LLC]

EXHIBIT A

MEMBER INTERESTS; COMPANY CAPITALIZATION

Member	Class and Number of Units Held	Interest Percentage
TA/DEI-A Acquisition Corp.	6,268,894 Class A Units	62.94245%
TA/DEI-Bl Acquisition Corp.	91,293 Class B Units	0.91662%
TAIDEI-B2 Acquisition Corp.	437,242 Class B Units	4.39010%
TA/DEI-B3 Acquisition Corp.	I 0,571 Class B Units	0.10614%
Dymatize Holdings, LLC (f/k/a Post Acquisition Sub III, LLC)	2,550,638 Class C Units	25.60952%
Dymatize Holdings, LLC (f/k/a Post Acquisition Sub III, LLC)	601,086 Class D Units	6.03517%
	*Zero Class Cl Units outstanding*

EXECUTION COPY

FIRST AMENDMENT TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DYMATIZE ENTERPRISES, LLC

This First Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Dymatize Enterprises, LLC, a Delaware limited liability company (the “Company”), dated as of December 23, 2010 (the “Operating Agreement”) is entered into on this 6th day of April, 2012 (the “Effective Date”) by and among the Company, TA/DEI-A Acquisition Corp. (the “Class A Member”) and Dymatize Management Holdings, Inc., a Delaware corporation (the “Class C Member”). Capitalized terms not defined herein have the meanings ascribed to such terms in the Operating Agreement.

WHEREAS, pursuant to Section 7.16 of the Amended and Restated Senior Subordinated Note Purchase Agreement by and among the Company, TA Associates, L.P., a Delaware limited partnership, and the parties designated as Purchasers and Guarantors thereunder, dated as of March 13, 2012, the Company agreed to issue Class B Units in an aggregate amount equal to 1.0% of the Company’s limited liability company interests, on a fully diluted basis and on a pro-rata basis, to TA/DEI-B1 Acquisition Corp., TA-DEI/B-2 Acquisition Corp. and TA-DEI/B3 Acquisition Corp., and pursuant to Section 10 of the Amended and Restated Subordinated Promissory Note of the Company by and among the Company, Custom Nutriceutical Laboratories, LLC, a Delaware limited liability company, and the Class C Member, the Company agreed to issued Class C Units in an amount equal to 0.0747% of the Company’s limited liability interests, on a fully diluted basis, to the Class C Member (collectively, the “Issuance”);

WHEREAS, this Amendment and the issuance of the additional Class B Units and Class C Units were approved by (i) a written member consent of the Class A Member pursuant to Section 3.3 of the Operating Agreement and (ii) a unanimous written consent of the Board of Managers of the Company pursuant to Sections 3.2 and 11.3 of the Operating Agreement; and

WHEREAS, the Class A Member and the Class C Member deem it in the best interest of the Company to make certain amendments to the Operating Agreement of the Company and to waive any preemptive rights with respect to the Issuance;

NOW THEREFORE, the Company, the Class A Member and the Class C Member hereby agree to amend the Operating Agreement of the Company as follows:

1.    Section 2.7(a)(ii) is hereby amended by deleting existing Section 2.7(a)(ii) in its entirety and substituting in lieu thereof a new Section 2.7(a)(ii) to read as follows:

(ii)    Class B Units. The Class B Units shall initially be held by the TA Class B Members. The Class B Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue 539,106 Class B Units.

2.    Section 2.7(a)(iii) is hereby amended by deleting existing Section 2.7(a)(iii) in its entirety and substituting in lieu thereof a new Section 2.7(a)(iii) to read as follows:

(iii)    Class C Units. The Class C Units shall initially be held by Management Holdco. The Class C Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class C Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue 2,550,638 Class C Units. For the sake of clarity, the Class C Units are separate and distinct from the Class C1 Units and are not included in any reference thereto.

3.    Exhibit A of the Operating Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto.

4.    Except as expressly amended hereby, the Operating Agreement shall remain in full force and effect.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Amended and Restated Limited Liability Company Agreement of Dymatize Enterprises, LLC as of the date first written above.

COMPANY

DYMATIZE ENTERPRISES, LLC

By:	/s/ Michael Casid
Name:	Michael Casid
Title:	Chief Executive Officer

CLASS A MEMBER

TA/DEI-A ACQUISITION CORP.

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	President

CLASS C MEMBER

DYMATIZE MANAGEMENT HOLDINGS, INC.

By:	/s/ Theodore Casey
Name:	Theodore Casey
Title:	Chief Executive Officer

[Signature Page to First Amendment to Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

MEMBER INTERESTS; COMPANY CAPITALIZATION

Member	Class and Number of Units Held	Interest Percentage
TA/DEI-A Acquisition Corp.	6,268,894 Class A Units	63.91197%
TA/DEI-B1 Acquisition Corp.	91,293 Class B Units	0.93074%
TA/DEI-B2 Acquisition Corp.	437,242 Class B Units	4.45773%
TA/DEI-B3 Acquisition Corp.	10,571 Class B Units	0.10777%
Dymatize Management Holdings, Inc.	2,550,638 Class C Units	26.00400%
Dymatize Enterprises Equity Plan, LLC	450,000 Class D Units	4.58779%
	*Zero Class C1 units outstanding*

[Exhibit A to Dymatize Enterprises, LLC Limited Liability Company Agreement]

EXECUTION COPY

DYMATIZE ENTERPRISES, LLC
(a Delaware limited liability company)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF DECEMBER 23, 2010

CERTAIN OF THE LIMITED LIABILITY COMPANY INTERESTS IN DYMATIZE ENTERPRISES,
LLC MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF THE BOARD OF MANAGERS OR
OTHERWISE AS PROVIDED HEREIN.

i

4.5	Loans	26
4.6	Taxation as a Partnership	26

ARTICLE V DISTRIBUTIONS		26

5.1	Distributions in General	26
5.2	Tax Distributions	28
5.3	Treatment of Taxes Withheld	29
5.4	Section 754 Election	30
5.5	Receipt of Unlawful Distribution	30

ARTICLE VI THE MEMBERS		30

6.1	Admission of Members	30
6.2	Investment Representations	30
6.3	Members Have No Personal Liability and Are Not Partners	31
6.4	Members May Not Withdraw Capital from the Company	31
6.5	Members Withdrawal from the Company	32
6.6	Members Have No Right to Partition Company Property	32
6.7	No Appraisal Rights	32
6.8	No Involuntary Removal of Members	32
6.9	Preemptive Rights	32
6.10	Redemption of Class A Units and Class B Units	33
6.11	Drag-Along Rights	35
6.12	Conversion to a Corporation	36
6.13	Structure of a Sale of Units by TA	38

ARTICLE VII UNITS		38

7.1	Nature of Units	38
7.2	Ownership of Units	39
7.3	Admission of Additional Members; Issuance of Units	39
7.4	Transfers of Units	39
7.5	Prohibited Transfers	46
7.6	Legend	46
7.7	Distributions and Allocations with Respect to Transferred Units	47
7.8	Voting	47
7.9	Meetings of Members	47

ARTICLE VIII CONFIDENTIALITY		49

8.1	General Rule of Confidentiality	49
8.2	Exceptions to General Rule of Confidentiality	50
8.3	Company's Right to Injunctive Relief	50
8.4	Intellectual Property	51

ARTICLE IX RECORDS AND ACCOUNTING; REPORTS		51

9.1	Company Records	51
9.2	Accounting Methods	51

ii

9.3	Expense Accruals; Reserves	51
9.4	Reports	51
9.5	Tax Returns	52

ARTICLE X INDEMNIFICATION		52

10.1	Indemnification	52
10.2	Reliance on Acts of Board of Managers	55

ARTICLE XI AMENDMENT		55

11.1	Amendments Not Requiring Consent of Members	55
11.2	Amendment Requiring Consent of the Class C Members	55
11.3	All Amendments Require Approval of Board of Managers	56
11.4	Amendments of Certificate	56

ARTICLE XII DISSOLUTION AND WINDING UP; REORGANIZATION TRANSACTIONS AND DISPOSITIONS		56

12.1	Dissolution Events	56
12.2	Winding Up	57
12.3	Compensation of Liquidator	58
12.4	Distribution of Property and Proceeds of Sale Thereof	58
12.5	Final Audit	59
12.6	Deficit Capital Accounts	59

ARTICLE XIII MISCELLANEOUS		60

13.1	Construction and Governing Law	60
13.2	Counterparts	62
13.3	Binding Effect	62
13.4	Survival; Remedies for Breach; Effect of Waiver or Consent	62
13.5	Further Assurances	63
13.6	Indirect Action	63

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DYMATIZE ENTERPRISES, LLC
(a Delaware limited liability company)

PRELIMINARY STATEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of December 23, 2010, by and among each Member of Dymatize Enterprises, LLC, a Delaware limited liability company (together with any successors thereto, the “Company”), as of the date and time of execution hereof.
WHEREAS, the Company was organized as an S-corporation in the State of Texas (the “Predecessor”);
WHEREAS, the Predecessor converted from a Texas S-corporation to a Delaware limited liability company by filing a certificate of conversion and a certificate of formation of the Company in the office of the Secretary of State of the State of Delaware on December 21 , 2010 (the “Conversion”);
WHEREAS, following the Conversion, the members of the Company entered into a limited liability company agreement (the “Original Agreement”) pursuant to which each then current member (an “Original Member”) was issued units representing such Original Member’s equity interest in the Company (the “Original Units”);
WHEREAS, on the date hereof, (i) each Original Unit of the Company was split into 6.35991 Class A Units, 0.44438 Class B Units, 2.58001 Class C Units and .0001014518 Class C 1 Units (the “Unit Split”); (ii) the TA Class A Member completed the purchase of 6,268,894 Class A Units from Management Holdco and (ii) the TA Class B Members completed the purchase of an aggregate of 438,019 Class B Units from Management Holdco, in each case, pursuant to the terms of the UPA;
WHEREAS, following the foregoing transactions, (i) certain funds managed by TA Associates (the “Lender”) made a loan of $32,057, 1 72. 1 1 (the “Debt”) to the Company pursuant to that certain Senior Subordinated Note Purchase Agreement, dated as of the date hereof, by and among the Company, each of its Subsidiaries and the Lender (the “Note Purchase Agreement”) and (ii) the Company used the proceeds from the Debt, net of (i) any expenses required to be paid off under the Note Purchase Agreement and (ii) the TA Members’ expenses required to be paid off hereunder (the “Adjusted Debt Proceeds”), to redeem all 100 of the Company’s outstanding Class Cl Units (the “Redeemed Units”) from Management Holdco (the “Redemption”); and

WHEREAS, the Original Members desire to amend and restate the Original Agreement and the parties hereto desire to enter into this Agreement to: (i) set forth their respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations in and with respect to the Company, as well as the respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations of Persons who may hereafter become Members in accordance with the provisions hereof; and (ii) provide for the management and conduct of the business and affairs of the Company.
NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. Capitalized terms used in this Agreement have the meanings given them in this Section 1.1.
“1933 Act” means the Securities Act of 1933.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq.
“Adjusted Capital Account” means with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after: (a) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations); and (b) debiting to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.
“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under control with such Person; (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (iii) any officer, director, manager, trustee or general partner of such Person; or (iv) any Person who is an officer, director, trustee, general partner or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.
“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)
To each Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to this Agreement, and the amount of any Company liabilities assumed by such Member or which are secured by assets distributed to such Member.

(ii)
To each Member’s Capital Account there will be debited the amount of cash and the Gross Asset Value of any assets distributed to such Member pursuant to any provision of this Agreement, such Member’ s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)
In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv)
In determining the amount of any liability for purposes of clauses (i) and (ii) above, there will be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Company or Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 12.4 of the Agreement upon the dissolution of the Company. The Board of Managers also will (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement or Appendix A to the Agreement not to comply with Regulations Section 1.704-1 (b).
“Capital Contribution” means any contribution to the capital of the Company in the form of cash or, if the Board of Managers determines to accept a contribution to the capital of the Company in the form of property other than cash, such other property. For the avoidance of doubt, any capital contributed as a loan by any Member or Affiliate of any Member shall not be deemed a Capital Contribution.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, partnership or membership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company and any and all warrants, rights or options to purchase any of the foregoing.
“Certificate” means the Certificate of Formation of the Company as originally filed in the office of the Secretary of State of the State of Delaware and as subsequently amended and/or restated from time to time in accordance with the provisions hereof and the Act.

“Class A Units” mean the units of Class A membership Interests described in Section 2.7(a)(i) and having the rights and privileges specified herein.
“Class B Units” mean the units of Class B membership Interests described in Section 2.7(a)(ii) and having the rights and privileges specified herein.
“Class C Units” mean the units of Class C membership Interests described in Section 2.7(a)(iii) and having the rights and privileges specified herein.
“Class Cl Units” mean the units of Class C membership Interests described in Section 2.7(a)(iv) and having the rights and privileges specified herein.
“Class D Units” mean the units of Class D membership Interests described in Section 2.7(a)(v) and having the rights and privileges specified herein.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in §1.704-2(b)(2) of the Regulations.
“Company Property or Properties” means all interests, properties (whether real, personal or mixed) and rights of any type owned or held by or for the account of the Company, whether owned or held by or for the account of the Company at the date of its formation or thereafter acquired.
“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes as of the beginning of such year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.
“Entity” means any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust or association, trust, estate, unincorporated association or organization, government (or political subdivision, department or agency thereof), cooperative or other entity, whether acting in an individual or representative capacity.
“Equity Incentive Plan” shall mean the Dymatize Enterprises 2010 Equity Incentive Plan in the form attached hereto as Exhibit B.
“Fair Market Value” of any asset at any time means the fair market value of the asset in question, as determined in the good faith judgment of the Board of Managers (including the TA Board Members).

“Family” means a spouse, issue (whether natural or adopted), sibling or parent.
“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as determined by the contributing Member and the Board of Managers;

(ii)
The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of assets as consideration for an interest in the Company; (e) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (d) the liquidation of the Company within the meaning of Regulations Section l.704-l(b)(2)(ii)(g); but only if the Board of Managers (including a majority of the TA Board Members) reasonably determines that such adjustments are necessary to properly reflect the Member’s interests in the Company (within the meaning of the concept of the “partners’ interests in the partnership” set forth in Treasury Regulation Section 1 .704-1 (b)(3));

(iii)	The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution; and

(iv)
The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1 .704- 1 (b)(2)(iv)(m) and Section 1 .3(g) of Appendix A; provided, however, that Gross Asset Values will not be adjusted pursuant to this clause (iv) to the extent the Board of Managers (including a majority of the TA Board Members) determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii), or (iv) above, such Gross Asset Value will thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Indebtedness” means with respect to any Person, (i) any liability, contingent or otherwise, of such Person (whether matured or unmatured) (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (C) for any letter of credit, swap agreement or performance bond in favor of such Person, (D) for the payment of money relating to a capitalized lease obligation, (E) for any purchase price associated with any acquisition of assets or business (including any deferred purchase price, assumption of Indebtedness, non-competition payments or other forms of consideration), or (F) that would be classified as indebtedness on a balance sheet under GAAP; (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; and (iii) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i) or (ii).
“Independent Appraiser” means, with respect to any appraisal proceeding, a nationally or regionally recognized investment banking firm.
“Initial Unit Capital” means for any Class A Unit, Class B Unit and Class C Unit owned as of the date hereof by a Member, an amount equal to $88,532,367 divided by the total number of Class A Units, Class B Units and Class C Units outstanding as of the date hereof.
“Interest Percentage” means, with respect to any Member, the Interest Percentage set forth on Exhibit A of this Agreement, as adjusted from time to time in accordance with Sections 7.2 and 7.3.
“Interests” of a Member at a particular time means the interests representing such Member’s interest, rights, powers and authority in and with respect to the Company at such time that are specified with respect to Interests in this Agreement, which Interests shall be represented by Units. Such interest, rights, powers and authority include: (i) such Member’s share of the profits and losses of the Company, and such Member’s right to receive distributions and to withdraw assets from the Company, pursuant to the provisions of this Agreement; and (ii) such Member’s other rights, powers and authority in respect of the Company under this Agreement.
“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.
“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any of the following: (i) the completion of a public offering of Capital Stock (or securities convertible into Capital Stock) of the Company; (ii) a merger or consolidation of the Company with or into another entity (the effect of which is that parties that did not beneficially own a majority of the voting power (or economic interests) of the outstanding Capital Stock of the Company immediately prior to such merger or consolidation beneficially own at least a majority of the outstanding voting power (or economic interests) of the surviving or consolidated entity immediately after such event); (iii) the sale or transfer of all or substantially all of the assets of the Company; (iv) any purchase by any party (or group of affiliated parties), other than the TA Members or any of their Affiliates, of Capital Stock of the Company (either through a negotiated purchase or a tender offer), the effect of which is that the parties that beneficially owned a majority of the voting power (or economic interests) of the outstanding Capital Stock of the Company immediately prior to such purchase no longer beneficially own at least a majority of such voting power (or economic interests) immediately after such purchase; (y) the redemption or repurchase of securities representing a majority of the voting power (or economic interests) of the outstanding Capital Stock of the Company; (vi) any other change of control of more than 50% of the outstanding voting power (or economic interests) of the Company (including any acquisition of the ability to appoint at least a majority of the members of the Board of Managers of the Company); or (vii) a liquidation, dissolution or winding up of the Company.

“Losses,” of a Person, means any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, amounts paid in settlement, and other amounts actually and reasonably paid or incurred by such Person in connection with any Proceeding, that relate, directly or indirectly, to acts or omissions (or alleged acts or omissions) of such Person in connection with the formation, business or operations of the Company (including the admission, by the Company, of any Member) and in which such Person may be involved, or is threatened to be involved, as a party, witness or otherwise, whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion.
“Management Holdco” means Dymatize Management Holdings, Inc., a Delaware corporation.
“Member,” as of a particular time, means: (i) the Persons identified on Exhibit A who have executed this Agreement or a counterpart hereof and (ii) each other Person who becomes a Member in accordance with the provisions of Article VII; provided that the Person has not withdrawn from the Company as a Member pursuant to the provisions of Section 6.5 and has not ceased to be a Member pursuant to the provisions of Article VII.
“Net Cash From a Liquidity Event” means the net cash proceeds to the Company in connection with a Liquidity Event (after reduction for all attendant costs, sales commissions, expenses and any amounts applied to pay or repay any indebtedness of the Company in connection with the transaction), less any portion thereof used to establish or fund reserves, as determined by the Board of Managers in its sole discretion. Net Cash from a Liquidity Event shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with a Liquidity Event. Notwithstanding anything to the contrary in the foregoing, Net Cash from a Liquidity Event shall not include Net Cash from Operations.
“Net Cash From Operations” means the gross cash from Company operations, including, without limitation, operating income, fees, interest and other income attributable to the Company’s business including, without limitation, the cash proceeds from any issuance by the Company or its Subsidiaries of any debt or equity securities not issued in connection with any Sale Transaction, less the portion thereof used to pay or establish reserves for all Company expenses, payments, capital expenditures and improvements, working capital, replacements and contingencies, all as determined by the Board of Managers in its sole discretion.
Notwithstanding anything to the contrary in the foregoing, Net Cash from Operations shall not include Net Cash from a Liquidity Event.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and i .704-2(i)(c) of the Regulations. The amount of Nonrecourse Deductions for any Taxable Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year over the aggregate amount of any distributions during that Taxable Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Sections 1 .704-2(c) and (d) of the Regulations.
“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
“Notification,” to a Person, means a written notice that is deemed to be duly given to such Person on the date of delivery if delivered in person to such Person, sent to such Person by facsimile transmission or reputable overnight courier, or mailed to such Person by registered or certified mail (first class postage prepaid, return receipt requested), as demonstrated by records confirming such delivery. Any Notification required or permitted to be given to the Company shall be sent to the principal office of the Company, or to such other address or facsimile number as the Board of Managers may specify in a Notification given to all other Members. Any Notification required or permitted to be given to a Member or Board Member shall be sent to such Member or Board Member at such address or to such facsimile number as such Member or Board Member may notify the Company by way of a Notification.
“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1 .704-2(i)(3) of the Regulations.
“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
“Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(1) of the Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any Taxable Year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that Taxable Year over the aggregate amount of any distributions during that Taxable Year to the Member that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributed to such Partner Nonrecourse Debt, determined in accordance with Sections 1 .704-2(i)(2) and (3) of the Regulations.
“Person” means any natural person, whether acting in an individual or representative capacity, or any Entity.
“Proceeding” means any claim, demand, action, suit or proceeding (including any action by or in the right of the Company), civil, criminal, administrative or investigative, by or before court, arbitrator, mediator, governmental body or agency or self-regulatory organization.

“Profits and Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(i)	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses will be added to such taxable income or loss;

(ii)
Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(1), and not otherwise taken into account in computing Profits or Losses will be subtracted from such taxable income or loss;

(iii)
In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)
Gain or loss resulting from any disposition of assets with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the assets disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v)
In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for such fiscal year or other period; and

(vi)
Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 1.3 or 1.4 of Appendix A of this Agreement will not be taken into account in computing Profits or Losses.

“Qualified Public Offering” means the consummation of a firm-commitment underwritten public offering under the Securities Act of Capital Stock of NewCo pursuant to which (i) NewCo would receive at least $75,000,000 of gross proceeds and (ii) NewCo’s Capital Stock would be traded on either the New York Stock Exchange or the NASDAQ National Market.
“Regulations” or “Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code and may, if the Board of Managers so determines, include proposed income tax regulations.
“Redemption Agreement” means that certain Redemption Agreement, dated as of the date hereof, by and between the Company and Management Holdco.
“Sale Transaction” means (a) any merger, consolidation, recapitalization, sale or transfer of Units or other transaction or series of related transactions in which the Members immediately prior to such transaction do not own a majority of the equity of the surviving entity after the closing of such transaction or (b) a sale or disposition of all or substantially all of the Company’s assets (including its Subsidiaries, taken as a whole) to any Person.

“Securities Laws” means any one or more of the 1933 Act and the Securities Exchange Act of 1934.
“Shareholders” means Theodore Casey, Michael Casid, Brad Cooke and their respective Affiliates and assigns.
“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by the Company or any other entity otherwise controlled by or under common control with the Company.
“TA Associates” means TA Associates, Inc., a Delaware corporation.
“TA Class A Member” means TA/DEI-A Acquisition Corp., a Delaware corporation.
“TA Class B Members” means TA/DEI-Bl Acquisition Corp., a Delaware corporation, TA/DEI-B2 Acquisition Corp., a Delaware corporation and TA/DEI-B3 Acquisition Corp., a Delaware corporation.
“TA Indirect Member” means any stockholder of the TA Class A Member or TA Class B Members, in each case, as of the date of determination.
“TA Majority Interest” means the approval by the TA Members holding a majority of the aggregate Units then held by TA Members.
“TA Members” means the TA Class A Member and the TA Class B Members, collectively, and any transferee of either or successor in interest to either.
“Taxable Year” means the taxable year of the Company for federal income tax purposes, which shall initially be the calendar year unless otherwise required by law.
“Taxes” means any federal, state, local, foreign or other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income.
“Transfer,” whether such word is used as a noun or a verb or in adjectival form, means any transaction in which a Person assigns or purports to assign an Interest, or an interest therein, to another Person, and includes any transfer, sale, assignment, gift, exchange, pledge, mortgage or hypothecation, or any other conveyance, disposition or encumbrance, of an Interest or an interest therein, or any swap or other derivative transaction based on the value or change in the value of an Interest, whether voluntary, involuntary or by operation of law.

“Units” means Class A Units, Class B Units, Class C Units and/or Class D Units, as the context requires. For the sake of clarity, following the Redemption, the Class C1 Units shall be retired forever and therefore are not included in the definition of Units.
“UPA” means that certain Unit Purchase Agreement, by and among the Company, the TA Members and the other parties thereto, dated as of the date hereof.
1.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Additional Member”	Section 7.3

“Adjusted Debt Proceeds”	Preliminary Statement

“Agreement”	Preliminary Statement

“Assignee”	Section 7.4(e)

“Assumed Tax Rate”	Section 5.3(d)

“Blocker Stock”	Section 6.10(d)

“Board Members”	Section 3.1(a)

“Board of Managers”	Section 3.1(a)

“Buyer”	Section 7.4(c)

“Class A Put Member”	Section 6.10(a)

“Class A Put Units”	Section 6.10(a)

“Class A Redemption Price”	Section 6.10(a)

“Class B Put Member”	Section 6.10(a)

“Class B Put Units”	Section 6.10(a)

“Class B Redemption Price”	Section 6.10(a)

“Co-Sale Acceptance Notice”	Section 7.4(d)(ii)

“Co-Sale Election Period”	Section 7.4(d)(ii)

“Co-Sale Notice”	Section 7.4(d)(i)

“Co-Sale Option”	Section 7.4(d)(i)

“Company”	Preliminary Statement

“Company Acceptance Notice”	Section 7.4(c)(ii)

“Company Agreement”	Section 7.6

“Company Books and Records”	Section 9.1(a)

“Company Offer Notice”	Section 7.4(c)(i)

“Company Option Period”	Section 7.4(c)(ii)

“Confidential Information”	Section 8.2

“Conversion”	Preliminary Statement

“Corporate Conversion”	Section 6.12(a)

“Convertible Security(ies)”	Section 6.9(a)

“Debt”	Preliminary Statement

“Disclosing Party”	Section 8.1

“Dissolution Event”	Section 12.1(a)

“Dragged Members”	Section 6.11(a)

“Dragging Member(s)”	Section 6.11(a)

“Dragging Members Price”	Section 6.11(a)

“Entity Member”	Section 7.4(b)(ii)

“Entity Member Owner”	Section 7.4(b)(ii)

“Fund Indemnitees”	Section 10.2(h)

“Fund Indemnitees”	Section 10.2(h)

“Income Amount”	Section 5.3(a)

“Indemnified Person(s)”	Section 10.2(a)

“Issuance”	Section 7.3

“Liquidation Reserves”	Section 12.2(b)(vii)

“Liquidator”	Section 12.2(a)

“Major Member”	Section 9.4

“Members Acceptance Notice”	Section 7.4(c)(iii)

“Members Drag-Along Notice”	Section 6.11(a)

“Members Offer Notice”	Section 7.4(c)(ii)

“Members Option Period”	Section 7.4(c)(iii)

“NewCo”	Section 6.12(a)

“Non-Purchasing Member”	Section 7.4(d)(i)

“Note Purchase Agreement”	Preliminary Statement

“Offered Units”	Section 7.4(c)(i)

“Participation Notice”	Section 6.9(a)

“Permitted Purpose”	Section 8.2(a)

“Permitted Transfer”	Section 7.4(b)

“Permitted Transferee”	Section 7.4(b)(iv)(D)

“Predecessor”	Preliminary Statement

“Preferred”	Section 6.12(b)

“Pre-Issuance Value”	Section 2.7(c)(ii)

“Preemptive Members”	Section 6.9(a)

“Preemptive Rights Notice”	Section 6.9(a)

“Pro Rata Fraction”	Section 7.4(c)(iv)

“Put Fair Market Value”	Section 7.10(a)

“Put Member(s)”	Section 7.10(a)

“Put Units”	Section 7.10(a)

“Quorum”	Section 3.9

“Receiving Party”	Section 8.1

“Redeemed Units”	Preliminary Statement

“Redemption”	Preliminary Statement

“Redemption Date”	Section 6.10(a)

“Redemption Price”	Section 6.10(a)

“Remaining Units”	Section 7.4(c)(ii)

“Representatives”	Section 8.2(a)

“Reserves”	Section 9.3(b)

“SEC”	Section 14.1(e)

“Securities”	Section 3.3(1)

“TA Board Members”	Section 3.1(a)

“TA Debt Securities”	Section 6.9(a)

“Tax Distributions”	Section 5.2(a)

“Tax Estimation Period”	Section 5.2(c)

“Transaction Offer”	Section 7.4(c)

“Transferring Member”	Section 7.4(c)

“Valuing Appraiser”	Section 6.10(b)

ARTICLE II
FORMATION; NAME; PURPOSE; STATUS AND DURATION; REGISTERED OFFICE
AND REGISTERED AGENT; PRINCIPAL OFFICE; REDEMPTION;
CAPITALIZATION
2.1    Formation. The Company was formed as a limited liability company under the Act on December 21, 2010, pursuant to the filing of the Certificate in the office of the Secretary of State of the State of Delaware.
2.2    Name. The name of the Company shall be “Dymatize Enterprises, LLC,” and the Board of Managers shall manage and conduct the business and affairs of the Company under that name or, to the extent permitted by applicable law, under such other name or names as the Board of Managers may determine from time to time.
2.3    Purpose. The purpose of the Company is to: (a) engage in all lawful activities that the Board of Managers determines to be necessary, appropriate, advisable or convenient to carry on the foregoing activities, subject to the limitations and approval rights set forth herein and (b) to engage in any other operations, businesses or activities permitted under the Act and any other applicable law or regulation.
2.4    Status and Duration. The Company is and shall continue to be a separate legal entity whose existence commenced upon the filing of the Certificate and whose existence shall continue until the Certificate is canceled. The Liquidator shall cause the Certificate to be canceled at the time and in the manner prescribed by Section 1 8-203 of the Act promptly after the conclusion of the winding up of the Company in accordance with the provisions of Article XII.
2.5    Registered Office and Registered Agent; Principal Office.
(a)    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office initially named in the Certificate or such other office as the Board of Managers may designate from time to time in accordance with the Act.
(b)    The registered agent for service of process on the Company required by the Act to be maintained in the State of Delaware shall be the registered agent initially named in the Certificate or such other Person as the Board of Managers may designate from time to time in accordance with the Act.
(c)    The principal office of the Company shall be at its offices at 13737 N. Stemmons Fwy., Farmers Branch, TX 75234, or at such other place as the Board of Managers may designate from time to time; provided, however, that the Board of Managers shall give Notification to the Members of any change in the location of the principal office of the Company within ten (10) business days after the effective date of such change. The Company may have such other office or offices as the Board of Managers may designate from time to time.

2.6    Loan; Redemption. Prior to the execution and effectiveness of this Agreement, the authorized and outstanding capitalization of the Company, including a listing of the holders of outstanding equity interests, their holdings, are as set forth in Exhibit A. Upon and in connection with the execution of this Agreement by the parties hereto:
(a)    following completion of the Unit Split, (i) the TA Class A Member shall complete the purchase of 6,268,894 Class A Units from Management Holdco and (ii) the TA Class B Members shall complete the purchase of an aggregate of 438,019 Class B Units from Management Holdco, in each case, pursuant to the terms of the UPA;
(b)    the Company is borrowing the Debt pursuant to the Note Purchase Agreement;
(c)    the Company shall use the Adjusted Debt Proceeds to effect the Redemption pursuant to the terms of the Redemption Agreement;
(d)    the outstanding capitalization of the Company, after giving effect to the Unit Split and the transactions contemplated by the UPA and the Redemption, shall be as set forth in Exhibit A and Section 2.7 hereof, which outstanding Units are held as set forth on Exhibit A; and
(e)    immediately upon the consummation of the transactions described in the preceding clauses (a) through (d), the TA Class A member and the TA Class B Members shall be admitted as members of the Company holding Class A Units or Class B Units, as applicable, with all of the rights and privileges associated with such Units under this Agreement and applicable law, with each member of the Board of Managers appointed hereby, and each Member who is a party hereto approving each of the aforementioned transactions.
The Members, by executing this Agreement, hereby ratify’ and approve the transactions contemplated by this Agreement, the UPA, the Redemption, the Conversion and the Note Purchase Agreement.
2.7    Capitalization.
(a)    Classes of Units. Each Member shall hold an Interest. Each Member’s Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Interest and Units shall be determined under this Agreement and the Act based upon the number and the class of Units held by such Member with respect to his, her or its Interest. The number and the class of Units held by each Member on the date hereof is set forth opposite each Member’s name on Exhibit A. The classes of Units as of the date hereof are as follows: Class A Units, Class B Units, Class C Units, Class C1 Units and Class D Units. Upon execution of this Agreement, each unit of the Company outstanding prior to the execution of this Agreement shall be and hereby is split into 6.35991 Class A Units, 0.44438 Class B Units, 2.58001 Class C Units and 0.0001014518 Class Cl Units (all of which shall be retired in the Redemption). The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

(i)    Class A Units. Class A Units shall initially be held by the TA Class A Member. Class A Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class A Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue up to 6,268,894 Class A Units.
(ii)    Class B Units. The Class B Units shall initially be held by the TA Class B Members. The Class B Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue up to 438,019 Class B Units.
(iii)    Class C Units. The Class C Units shall initially be held by Management Holdco. The Class C Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class C Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue up to 2,543,087 Class C Units. For the sake of clarity, the Class C Units are separate and distinct from the Class Cl Units and are not included in any reference thereto.
(iv)    Class Cl Units. The 100 authorized Class Cl Units shall initially be held by Management Holdco. The Class Cl Units shall be retired in the Redemption and never reissued. For the sake of clarity, the Class C i Units are separate and distinct from the Class C Units and are not included in any reference thereto.
(v)    Class D Units. Class D Units shall consist of those Units to be issued under the Equity Incentive Plan. Class D Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement (including the Equity Incentive Plan) for Class D Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. The Company shall be authorized to issue up to 750,000 Class D Units.
(b)    Class A Unit Preference. Holders of Class A Units shall be entitled to receive, with respect to each such Class A Unit effective from and after the date such Class A Unit is issued and outstanding, on a pari passu basis, and when, as and if declared by the Board of Managers out of funds legally available therefor with such other approvals as may be required hereunder, the preferential distributions and allocations specified in Section 5.1(b)(i) and to exercise the other rights and privileges specified herein.
(c)    Issuance of Profits Interests.
(i)    Each Class D Unit is intended to be a profits interest within the meaning of Revenue Procedures 93-27 and 200 1 -43. Therefore, if immediately after issuance of the Class D Units, before the Company made any earnings and before any appreciation occurred in the value of the Company’s assets, the Company’s assets were sold at Fair Market Value and the proceeds distributed in a Liquidation in accordance with Section 12.4 hereof, the recipients would not be entitled to receive any share of the proceeds of such Liquidation in respect of the Class D Units.

(ii)    At the time that a Class D Unit is issued, the Company shall determine the Fair Market Value of the Company’s assets (the “Pre-Issuance Value”). Notwithstanding anything to the contrary in this Agreement, (i) a Person who receives a Class D Unit pursuant to this Agreement as a profits interest shall not be allocated any portion of the Pre-Issuance Value that is ultimately realized by the Company from the sale or exchange of assets that were owned directly or indirectly by the Company on the date such Person received such Class D Unit and (ii) the amount of distributions made by the Company to a Person with respect to such Class D Unit (exclusive of amounts paid or distributed to such Person as guaranteed payments or compensation for services) shall be no greater than the sum of (A) such Person’s Interest Percentage in Profits and Losses arising from the ordinary operations of the Company after the date such Class D Unit was issued and (B) such person’s Interest Percentage in any appreciation in the fair market value of the Company’s assets in excess of the Pre-Issuance Value. The intent of this Section 2.7(c)(ii) is to ensure that any Class D Unit qualifies as a profits interest under Revenue Procedures 93-27 and 2001-43 and this Section 2.7(c)(ii) shall be interpreted and applied consistently therewith.
(iii)    To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Company is hereby authorized to, and at the direction of the Board of Managers shall, elect a safe harbor under which the Fair Market Value of any Units issued after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Units (i.e., a value equal to the total amount that would be distributed with respect to such Units if the Company sold all of its assets for their fair market value immediately after the issuance of such Units, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the Fair Market Value of the assets that secure them) and distributed the net proceeds to the Members under the terms of this Agreement). In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to transfers of such Units while the safe harbor election remains effective.
(iv)    Notwithstanding the foregoing, upon a forfeiture of any Units by any Member, gross items of income, garn, loss or deduction shall be allocated to such Member if and to the extent required by applicable Treasury Regulations to ensure that allocations made with respect to all “substantially nonvested” Member interests are recognized under Code Section 704(b).
(v)    Notwithstanding any other provisions of this Section 2.7, each recipient of a Class D Unit hereby agrees that such recipient shall make a valid and timely election in respect of such Unit, upon receipt thereof, pursuant to Code Section 83(b), and shall provide the Company with an executed copy of such election.

ARTICLE III
BOARD OF MANAGERS
3.1    The Board of Managers.
(a)    From and after the date hereof, the Company shall be managed by a Board of Managers (“Board of Managers”) as provided in this Article III, subject to the approval rights of specific Members set forth herein including without limitation the approval rights of the Class A Units set forth in Section 3.3. The Board shall also appoint a Member to act as the tax matters Member, who shall act in the same capacity as the “Tax Matters Partner” of a partnership as referred to in Section 623 1 (a)(7)(A) of the Code. As of the date of this Agreement, the Tax Matters Partner shall be the TA Class A Member.
(b)    The Board of Managers shall be composed of seven (7) members (the “Board Members”). Board Members shall be elected pursuant to this Section 3.1. The members of the Board of Managers shall be elected as follows: (i) the holders of a TA Majority Interest shall be entitled to elect five (5) members of the Board of Managers, of whom (A) at least one shall at all times be a non-Affiliate of TA Associates and (B) up to four (4) may be Affiliated with TA Associates (any such Affiliated Board Members, the “TA Board Members”), such Board Members shall initially be Jeffrey S. Barber (as a TA Board Member), William D. Christ (as a TA Board Member) with vacancies to be filled after the date hereof, and (ii) the holders of a majority of the outstanding Class C Units shall be entitled to elect two (2) members of the Board of Managers, who shall initially be Michael Casid and Theodore Casey. A Board Member may be removed only by the class or classes of Members who elected such Board Member.
3.2    Rights, Powers and Authority of the Board of Managers. The Board of Managers shall possess and may exercise fill, complete and exclusive right, power and authority to manage and conduct the business and affairs of the Company, and to take such actions for and on behalf of the Company as the Board of Managers shall reasonably determine to be necessary, appropriate, advisable or convenient to carry on the business for which the Company was formed, in each case without the need to consult with or obtain the consent, authorization or approval of any Member or any other Person except as otherwise expressly set forth herein and subject to the approval rights of the holders of Class A Units set forth herein. Without limiting the generality of the foregoing, but subject in each case to the provisions of this Agreement and the requirements of applicable law, the Board of Managers shall possess and may exercise the right, power and authority:
(a)    to cause the Company to retain legal counsel, accountants, auditors, appraisers, investment bankers, administrators, consultants and other service providers (including any Member or Board Member or any Affiliate of any Member or Board Member) selected by the Board of Managers;
(b)    to act, in respect of any of the rights, powers, authority, duties, responsibilities or obligations hereunder, by or through any duly authorized officer, employee or agent of the Company;

(c)    to value all of the assets of the Company;
(d)    to effect a Liquidity Event, Sale Transaction or Liquidation;
(e)    to hire, appoint or terminate the employment of any officers of the Company or set or modify such officers’ compensation;
(f)    to approve or modify the annual business plan of the Company;
(g)    other than any drawdown on the Company’s revolving credit facility as existing on the date hereof, to incur or assume Indebtedness in excess of $1,000,000 in the aggregate, grant any security interest in respect thereof (including any increase of any indebtedness previously approved or extension of any lien previously approved to secure any such indebtedness), or execute any security agreement, financing statement, collateral assignment, pledge, deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, contract or other instrument purporting to convey or encumber the Company’s assets or to create indebtedness of the Company;
(h)    to acquire an interest in any other Person;
(i)    to issue, purchase or redeem any Units or other securities of the Company, except pursuant to Section 6.10;
(j)    to declare or pay any distribution on any Units or other equity securities of the Company;
(k)    to change or modify the Company’s accounting policies or Taxable Year;
(l)    to create, appoint or remove members of any committee established by the Board of Managers;
(m)    to cause the Company to make any election or adjustment for federal, state and/or local tax purposes, including any election or adjustment to adjust the basis of Company assets pursuant to Code Sections 734(b), 743(b), 754 and 755 or comparable provisions of state or local law, in connection with transfers of Units and distributions pursuant to Article V; and
(n)    to cause any Subsidiary of the Company to do any of the foregoing.
3.3    Class A Unit Approval Rights. Notwithstanding any other provisions of this Agreement, without the prior written consent of the holders of a majority of the outstanding Class A Units, the Company shall not and shall not permit any Subsidiary to, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:
(a)    merge with or into, or consolidate with, another entity or effect any recapitalization, reorganization, change of form of organization, forward or reverse split, dividend or similar transaction, except as provided in Section 6.12;

(b)    acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise;
(c)    make any material investment in another business entity, enter into any joint venture or similar arrangement, or make or permit any loans or advances to, or guarantees for the benefit of, any Person, except for guarantees made in connection with the Note Purchase Agreement and reasonable advances to employees in the ordinary course of business consistent with past practice;
(d)    to enter into any contract, agreement or understanding (including any contract, agreement or understanding with any vendor or supplier or any lease) with an expected annual value in excess of $750,000 in the aggregate, or otherwise make any expenditure, or take any action, for a term in excess of one year that is not contemplated by a Board of Managers approved annual business plan or in excess of (or otherwise not included generally as part of) a Board of Managers approved annual business plan, other than contracts with clients of the Company or any Subsidiary in the ordinary course, in each case in excess of $750,000 in the aggregate;
(e)    other than any drawdown on the Company’s revolving credit facility as existing on the date hereof, to incur or assume Indebtedness in excess of $1,000,000 in the aggregate, grant any security interest in respect thereof (including any increase of any indebtedness previously approved or extension of any lien previously approved to secure any such indebtedness), or execute any security agreement, financing statement, collateral assignment, pledge, deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, contract or other instrument purporting to convey or encumber the Company’s assets or to create indebtedness of the Company;
(f)    effect any Liquidity Event, Sale Transaction or Liquidation;
(g)    effect an initial public offering;
(h)    amend the Certificate, this Agreement or similar governing documents;
(i)    amend or in any way modify any Indebtedness (including, without limitation, by extending the maturity date of the obligations subject thereto), other than capitalized leases for equipment in an amount less than $100,000;
(j)    sell, transfer or otherwise dispose of any of the assets or properties of the Company or any of its Subsidiaries, except for sales, transfers or dispositions in the ordinary course of business consistent with past practice, or involving assets with a purchase price or fair market value of less than $100,000;
(k)    pay or declare any dividend or make any distribution on any Units other than Tax Distributions pursuant to Section 5.2;
(l)    redeem or repurchase any equity interests of the Company other than from the holders of Class A Units or their permitted transferees as provided in Section 6.10;

(m)    terminate or replace the Chief Executive Officer, President, Chief Financial Officer and/or similar executive officer of the Company, hire a new Chief Executive Officer, President, Chief Financial Officer and/or similar executive officer of the Company or increase the aggregate compensation payable to the Chief Executive Officer, President, Chief Financial Officer and/or similar executive officer of the Company, any such consent not to be unreasonably withheld;
(n)    except for securities issued pursuant to and in accordance with the Equity Incentive Plan, (1) authorize, sell or issue any Interests or Units or other equity securities or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, directly or indirectly, for Interests, Units or other equity securities, or options, warrants or rights carrying any rights to purchase Interests, Units or other equity securities or convertible or exchangeable securities, in each case, of the Company (“Securities”), or (2) adopt any equity incentive plan, employee equity ownership plan or phantom equity or similar plan;
(o)    permit any Subsidiary to issue any equity securities, other than to the Company or a wholly-owned Subsidiary of the Company;
(p)    grant any registration rights other than pursuant to the Registration Rights Agreement attached hereto as Exhibit C; or
(q)    engage in any transaction with Management Holdco, the Shareholders or any of their respective Affiliates, Family members or Affiliates of Family members.
3.4    TA Board Member Approval Rights. Notwithstanding any other provisions of this Agreement, without the prior written consent of the Board of Managers (including a majority of the TA Board Members), the Company shall not and shall not permit any Subsidiary to, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:
(a)    permit, cause or agree to the manufacturing of any of the Company’s products by any Person who is not an employee of the Company or its Subsidiaries;
(b)    grant any Person any exclusive rights to distribute any of the Company’s products;
(c)    extend, amend, modify or waive any provision of any existing agreement or enter into any new agreement with any of the parties on Annex 3.4(c);
(d)    export or permit the exportation of products of the Company or its Subsidiaries into any foreign jurisdiction where, as of the date of this Agreement, neither the Company nor its Subsidiaries has exported products;
(e)    permit any Subsidiary to do any of the foregoing; or
(f)    enter into any agreement to do any of the foregoing or permit any Subsidiary to enter into any agreement to do any of the foregoing.

3.5    Class C Unit Approval Rights. Notwithstanding any other provisions of this Agreement, so long as the number of outstanding Class C Units represent at least ten percent (10%) of the aggregate amount of Units then outstanding, the prior written consent of the Members holding at least a majority of all outstanding Class C Units in the aggregate is required for the Company or any of its Subsidiary to, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:
(a)    redeem or repurchase any equity interests in the Company other than (i) from all Members holding Class A Units, Class B Units and Class C Units on a pro rata basis, (ii) in connection with the repurchase of Class D Units from employees in connection with the termination of their employment, (iii) pursuant to Section 7.4(c)(ii) or (iv) as provided in Section
6.10;
(b)    except as otherwise permitted by this Agreement, the UPA or as contemplated by that certain Subordinated Note Purchase Agreement, dated of even date herewith between the Company and certain affiliates of TA Associates, enter into any agreement or arrangement that creates an obligation for the Company to pay TA Associates or any of its affiliated investment funds any management, transactional or other fee which is not paid pro-rata to all Class A Units, Class B Units and Class C Units, except for reimbursements of TA Associates’ out-of-pocket expenses incurred in connection with its management of the equity held by TA Associates in the Company including pursuant to Section 9.3(c);
(c)    permit any Subsidiary to do any of the foregoing; or
(d)    enter into any agreement to do any of the foregoing or permit any Subsidiary to enter into any agreement to do any of the foregoing.
3.6    Place of Meetings. Meetings of the Board of Managers may be held either within or without the State of Delaware. In the absence of specific designation, the meetings shall be held at the principal office of the Company as provided in Section 2.5(c). Any Board Member shall be permitted to attend any meeting of the Board of Managers in person or by telephone, video-conferencing or similar arrangement pursuant to which each meeting attendee can speak with all other meeting attendees.
3.7    Regular Meetings. The Board of Managers shall meet at such times and places as shall be designated from time to time by resolution of the Board of Managers, but at least once in every two month period. Notice of each regular meeting shall be given to Board Members either personally, by facsimile or by electronic mail at least five (5) days before each such regular meeting.
3.8    Special Meetings. Special meetings of the Board of Managers may be held at any time upon the request of at least two (2) of the Board Members. A Notification of any special meeting shall be sent to the last known address of each Board Member at least two (2) days before the meeting, either personally, by facsimile or by electronic mail.
3.9    Notices of Meetings. Notification of the time, place and purpose of such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of a Notification. Attendance of a Board Member at such meeting shall also constitute a waiver of Notification thereof, except where such Board Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. The business to be transacted at, and the purpose of, any regular or special meeting of the Board of Managers shall be specified in the notice or waiver of notice of such meeting.

3.10    Quorum. At all meetings of the Board of Managers, a majority of the Board Members then in office, which shall include at least two (2) of the TA Board Members unless waived in writing by the TA Board Member then in attendance, shall be necessary to constitute a quorum for the transaction of business (a “Quorum”) and the acts of a majority of the Board Members present at a meeting at which a Quorum is present shall be the acts of the Board of Managers. Board Members who have a personal or financial interest in a contract or transaction which is before the Board of Managers, or who are common managers or directors of the Company and another corporation or entity with respect to which a contract or transaction is before the Board of Managers, may be counted in determining the presence of a Quorum at a meeting of the Board Members, or a committee thereof. If a Quorum shall not be present at any meeting of the Board of Managers, the Board Members present thereat may adjourn the meeting from time to time, without notice other than announcement of the meeting, until a Quorum shall be present.
3.11    Action by Board of Managers. Each Board Member shall have one (1) vote on all matters submitted to the Board of Managers. Unless otherwise provided in this Agreement and subject to applicable law, any decision, action, approval or consent required or permitted to be taken by the Board of Managers may be taken by the Board of Managers only by (a) the affirmative vote of a majority of the Board Members at a meeting of the Board of Managers where a majority of the Board Members are present in person, or (b) without such meeting, without prior notice and without a vote, by written consent, setting forth the action so taken, signed by all of the Board Members. Action taken under this Section 3.11 is effective when the consent is signed by the required number of Board Members, unless the consent specifies a different effective date. For purposes of this Section 3.11, a Person shall be deemed to be present in person if such Person is present by means of telephone, video-conferencing or any comparable arrangement. No Board Member, in his or her capacity as such, shall have the authority to bind the Company except to the extent expressly authorized to do so by resolution of the Board of Managers; provided that nothing in this sentence shall affect the validity of any decision, action, approval or consent of the Board of Managers adopted in the manner contemplated by the second sentence of this Section 3.11.
3.12    Term of Office; Resignation; Removal. Each of the Board Members shall hold office for a term of one (1) year and until the next annual meeting of the Board of Managers and/or until the election of his or her successor, or until his or her earlier death, resignation or removal as provided herein. Any Board Member may resign at any time by giving written notice to the Company. The resignation shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company. The resignation of a Board Member who is also a Member shall not affect such individual’s rights as a Member and shall not constitute a withdrawal of a Member. Any Board Member may be removed at any time, with or without cause, by the Person or Persons entitled to elect such Board Member pursuant to Section 3.1.

3.13    Vacancies. Any vacancy occurring for any reason in any Board Member position shall be filled in accordance with Section 3.1.
3.14    Committees. Subject to the provisions of Sections 3.3 through 3.5 hereof, the Board of Managers may delegate any of its duties or responsibilities to one or more committees of the Board of Managers. At a minimum, there shall be the following committees of the Board of Managers: audit and compensation. The members of each such committee shall be Board Members who are not employees or officers of the Company and shall at all times include at least two (2) TA Board Members that are Affiliates of TA.
3.15    Duties and Liability of Board of Managers.
(a)    The Board of Managers will manage the affairs of the Company in a prudent and businesslike manner and each Board Member will devote such part of his or her time to the Company affairs as is reasonably necessary for the conduct of such affairs.
(b)    In carrying out its obligations, the Board of Managers will:
(i)    cause to be obtained and maintained such liability and other insurance as may be available and as the Board of Managers deems necessary or appropriate;
(ii)    cause to be deposited all funds of the Company in one or more separate bank accounts with such banks or trust companies as the Board of Managers may designate;
(iii)    cause to be maintained complete and accurate records of all assets owned or leased by the Company and complete and accurate books of account and all other records required by the Act (and containing such information as shall be necessary to record allocations and distributions);
(iv)    cause to be prepared and distributed to all Members all reasonable tax reporting information within ninety (90) days after the end of each fiscal year or as soon thereafter as is reasonably practicable;
(v)    cause to be filed such instruments or certificates and amendments thereto and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company in all states in which the Company transacts any business; and
(vi)    cause the Company to observe the limited liability company formalities necessary in order to have the Company’s separate existence as a limited liability company recognized under applicable law.
(c)    A Board Member shall perform his or her duties as a Board Member in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

(d)    The Board Members shall not be personally liable for the return of all or any part of the Capital Contributions of the Members to the Company. Any such return shall be made solely from the assets of the Company.
(e)    In carrying out their duties hereunder, the Board Members shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed to be in or not opposed to the best interests of the Company, or for errors of judgment, neglect or omission; provided, however, that a Board Member shall not have personal liability to the Company or its Members for monetary damages for breach of a fiduciary duty as a Board Member, except for (i) any breach of a Board Member’s duty of loyalty to the Company or its Members, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transaction from which the Board Member or an Affiliate of the Board Member derives an improper personal benefit.
3.16    Rights of Members. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to participate in the control and management of the Company, nor shall any Member have the right to sign for or bind the Company except when acting as a duly designated Manager or when acting within the scope of powers properly delegated by the Board of Managers to a Member, officer, employee or agent of the Company.
3.17    Non-Exclusivity; Conflicts of Interest. The creation of the Company and the assumption by the Members or Board Members of their duties under this Agreement will be without prejudice to the rights of the Members or Board Members (or the rights of their Affiliates), in their capacities as such, to pursue or participate in other interests and activities including, without limitation, investments in and devotion of time to other businesses, and to receive and enjoy profits or compensation therefrom, subject to the terms of any employment, non-competition or similar agreement to which such Board Member is subject.
3.18    Expenses of the Board of Managers. The Company shall pay the reasonable and necessary out-of-pocket expenses incurred by a Board Member in connection with discharging any of his or her duties as a Board Member promptly upon submission to the Company of an itemized statement and supporting documents, consistent with the Company’s customary practices and procedures and the requirements of the Internal Revenue Service.
3.19    Appointment of Officers. The Board of Managers may appoint such officers and agents as it shall deem necessary or appropriate who shall hold their offices or agency positions for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Any officer appointed by the Board of Managers may be removed at any time by the Board of Managers. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.
3.20    Officers. Officers of the Company appointed by the Board of Managers may include (a) a chief executive officer; (b) a president; (e) one or more vice presidents; (d) a secretary and/or one or more assistant secretaries; and (e) a treasurer and/or one or more assistant treasurers. The Board of Managers hereby delegates the day-to-day management responsibilities to such officers, such delegation may be modified by the Board of Managers from time to time, and such officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as so authorized by the Board of Managers, provided that in no event will any officer have any rights, duties, powers or authority greater than that so delegated or that of the Board of Managers.

(a)    The President and the Chief Executive Officer shall have such duties as shall be imposed upon him, her or them by the Board of Managers, subject to authority of the Board of Managers.
(b)    The Vice-President or, if there are more than one, the Vice-President who has been designated by the Board of Managers, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. In addition, each Vice-President shall perform such other duties as shall from time to time be imposed upon him or her by the Board, Chief-Executive Officer or President.
(c)    The Secretary shall give, or cause to be given, notice of all meetings of the Members and of special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers or President, under whose supervision he or she shall act. The Secretary shall not, without the express written authorization of the Board of Managers, have any responsibility for, or any duty or authority with respect to, the withholding or payment of any federal, state or local taxes of the Company or the preparation or filing of any tax returns, but shall perform such other duties as shall from time to time be imposed upon him or her by the Board of Managers, Chief Executive Officer or President.
(d)    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as shall be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and Board of Managers an account of all his transactions as Treasurer and of the financial condition of the Company. The Treasurer shall perform such other duties as shall from time to time be imposed upon him or her by the Board of Managers, Chief Executive Officer or President.
(e)    In the absence or disability of the Secretary, the Assistant Secretaries, in the order designated by the Board of Managers, shall perform the duties of the Secretary, and shall have the full powers thereof. In no case shall any Assistant Secretary, without the express authorization and direction of the Board of Managers, have any responsibility for, or any duty or authority with respect to, the withholding or payment of any federal, state or local taxes of the Company, or the preparation or filing of any tax return.
ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; LOANS
4.1    Capital Contributions. Except as may otherwise be required or permitted by this Agreement, no Member shall make any additional Capital Contributions after the date hereof without the consent of the Board of Managers. No Member shall be required to make any additional capital contribution to the Company except as agreed to by such Member in its sole discretion.

4.2    Capital Accounts. A Capital Account shall be maintained for each Member in the manner set forth in Appendix A.
4.3    Profits, Losses and Tax Items. The Profits and Losses and any tax items of the Company shall be allocated among the Members as set forth in Appendix A to this Agreement.
4.4    Adjustments for Class D Units. In the event of the award of a Class D Unit, the Capital Account balance of each recipient of such award and of each Member shall be adjusted to reflect the economic rights associated with the award, in each case so as to reflect the economic arrangement among such award recipients and such Members.
4.5    Loans. No Member shall have any obligation whatsoever to make loans to, or to guarantee any loans made to, the Company. Loans by Members to the Company shall not constitute Capital Contributions, be credited to any Capital Account of the lending Member, entitle the lending Member to any increase in such lending Member’s share of Company gains, profits, or distributions or subject such Member to any greater share of any losses which the Member may sustain (apart from losses which such Member may sustain in the event of the Company’s failure to repay such loans).
4.6    Taxation as a Partnership. It is the intention of the Members that the Company be classified as a partnership for federal income tax purposes as of the date of the UPA and the transactions contemplated thereby, and if for any reason at any time it appears that the Company may be classified as an association taxable as a corporation (or otherwise be subjected to an entity-level federal income tax), then, subject to Section 6.12. this Agreement shall be amended to carry out the intent of the Members that the Company be so taxed as a partnership.
ARTICLE V
DISTRIBUTIONS
5.1    Distributions in General.
(a)    Subject to compliance with the Company’s obligations and covenants to its lenders and the obligations contained in Section 5.2, and except as otherwise specified in Section 12.4, Net Cash From Operations, if any, shall, at the election of the Board of Managers (including a majority of the TA Board Members), be used in the ordinary course of business or be distributed to the Members in proportion to their Interest Percentage.
(b)    Except as otherwise provided in Section 12.4 and subject to the consent rights of the holders of Class A Units contained in Section 3.3 and the obligations contained in Section 5.2. Net Cash From a Liquidity Event shall be distributed to the Members as promptly as practicable after the consummation of such Liquidity Event (but in no event later than two (2) days thereafter) as follows:

(i)    first, pro rata to the holders of Class A Units based on the number of Class A Units held by each such holder until an amount has been distributed in respect of each such Unit equal to the Initial Unit Capital;
(ii)    second, pro rata to the holders of Class B Units and Class C Units based on the number of Class B Units or Class C Units, as applicable, held by each such holder until an amount has been distributed in respect of each such Unit equal to the Initial Unit Capital;
(iii)    third, pro rata to holders of Units based on the number of Units held by each such holder until an amount has been distributed in respect of each Class A Unit equal to three times (3x) the Initial Unit Capital pursuant to this Section 5.1(b) (including, for the sake of clarity, distributions received pursuant to Section 5.1(b)(i));
(iv)    fourth, pro rata to holders of Class C Units based on the number of Class C Units held by each such holder until an amount has been distributed under this Section 5.1(b)(iv) in respect of such Class C Units equal to $7,500,000 in the aggregate; and
(v)    fifth, to each holder of Units pro rata based on the total number of Units held by such holder.
(c)    Notwithstanding any provision in this Agreement to the contrary, no holder of a Class D Unit shall participate in (and no Class D Unit shall be treated as outstanding for purposes of apportioning) any distributions under Section 5.1(a) or (b) until a total amount equal to the Pre-Issuance Value with respect to such Class D Unit has been distributed in respect of the other Units pursuant to Section 5.1(a) or (b) subsequent to the issuance of such Class D Unit. For the purposes of this Section 5.1(c), if a distribution is made prior to the time that all Class D Units have vested pursuant to the terms of the Equity Incentive Plan and/or the restricted equity agreement pursuant to which such Class D Units were issued, such unvested Class D Units shall not be considered outstanding nor be entitled to participate in any such distribution. The Board of Managers, subject to approval of the holders of a TA Majority Interest, shall have the discretion to make any determinations required under this clause, including the extent to which a Class D Unit will be excluded from participating in distributions on account of this Section 5.1(c).
(d)    In the event that any distribution contemplated hereunder will include property other than cash, any cash and non-cash property shall be distributed to the Members in the same order and priority set forth in Section 5.1(a) or (b), as applicable, on the basis of the net fair market value of such non-cash property as determined in good faith by the Board of Managers (including the TA Board Members) and if such parties cannot agree within (i) in the case of a distribution pursuant to Section 5.1(b) thirty (30) days of the closing of such Liquidity Event or (ii) in the case of a distribution pursuant to Section 5.1(a), within thirty (30) days of the date upon which the Board of Managers approves the distribution, by an Independent Appraiser pursuant to the mechanism set forth in Section 6.10(b); provided, however, that in the event that the Company has previously distributed Net Cash from Operations in the form of cash, the amount of the distribution in respect of the Class A Units that takes the form of cash shall be increased by an amount equal to the lesser of (i) the amount of any Net Cash from Operations previously distributed to the Class C Units and the Class D Units, and (ii) all of the cash available for distribution (the “Cash Catch Up”). The amount of the distribution in respect of the Class A Units that takes the form of non-cash property shall be decreased by an amount equal to the Cash Catch Up. Notwithstanding the foregoing, in the event that such non-cash property consists of publicly-traded securities such securities shall be valued as follows:

(i)    If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing sales prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing; and
(ii)    If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing.
5.2    Tax Distributions.
(a)    Within fifteen (15) days following the end of each Tax Estimation Period, the Company shall distribute to each Member an amount in cash equal to the excess of (i)(A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the Taxable Year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (ii) the aggregate amount of any Distributions made to such Member pursuant to Section 5.1(a) or (b) as applicable, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the Taxable Year containing the applicable Tax Estimation Period referred to in (i)(A) (amounts distributed pursuant to this Section 5.2(a) are herein referred to as “Tax Distributions”. For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, an amount, if positive, equal to the net taxable income of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any allocations of income or gain to a Member with respect to any compensation, interest or other amount properly treated as a guaranteed payment to such Member for federal income tax purposes), minus any net taxable loss of the Company allocated or allocable to such Member for any prior Taxable Year to the extent the Board of Managers determines in good faith after consulting with such Member that such net taxable loss (i) is usable by such Member to offset net taxable income of the Company allocated or allocable to such Member for the current Tax Estimation Period (or would be so usable if such net taxable loss had not been previously used by such Member to offset the net taxable income from other sources) and (ii) has not previously been determined to be usable by such Member to offset net taxable income of the Company allocated or allocable to such Member for any prior Tax Estimation Period. For purposes of calculating the Income Amount for a Member in any Tax Estimation Period or a net taxable loss for a Member in any prior Taxable Year, remedial allocations of income or gain in respect of the Class C Units attributable to the use of the “Remedial Method” within the meaning of Treasury Regulations Section 1 .704-3(d) as contemplated by the UPA shall be taken into account; provided, however, (i) remedial allocations of loss or deduction in respect of the Class A Units and Class B Units attributable to the use of the “Remedial Method” within the meaning of Treasury Regulations Section 1 .704-3(d) as contemplated by the UPA and (ii) allocations of loss or deduction in respect of Class A Units and Class B Units attributable to “Amortizable Section 197 Intangibles,” within the meaning of Section 197(c) of the Code that were contributed by the holders of Class A Units and Class B Units to the Company in the transactions contemplated by the UPA, shall not be taken into account.

(b)    If the amount of any Tax Distribution is reduced as a result of any prior Distribution taken into account under clause (ii) of the first sentence of Section 5.2(a), the amount of such prior Distribution resulting in such reduction shall be treated as a Tax Distribution for purposes of this Article V and not a Distribution under Section 5.1(a) or (b), as applicable, regardless of whether such Distribution was labeled as such.
(c)    For purposes of this Agreement, the “Assumed Tax Rate” for a Tax Estimation Period shall initially be 41%. The Board of Managers shall have the authority, in its reasonable discretion, to make appropriate adjustments to the Assumed Tax Rates, which shall in any event reflect at a minimum the highest marginal combined federal and state tax rate applicable to any Member holding Class A, Class B or Class C Units. For purposes of this Agreement, “Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each Taxable Year; provided, however, that the Company’s first Tax Estimation Period shall begin on the day immediately following the Effective Date.
(d)    Each Tax Distribution pursuant to Section 5.2(a) shall be made to the Persons shown on the Company’s books and records as the Member of the applicable Units as of the last day of the Tax Estimation Period for which such Distribution relates. Tax Distributions are separate and apart from and will not be treated as distributions under Section 5.1(a) or (b) of this Agreement.
(e)    Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to any Tax Estimation Period ending after a Liquidity Event, although any unpaid Tax Distributions with respect to any Tax Estimation Period ending before a Liquidity Event shall continue to be required to be paid prior to any Distributions being made under Section 5.1(a).
5.3    Treatment of Taxes Withheld. All amounts withheld or paid by the Company pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to a Member, or any such amount that is paid by the Company solely by reason of the holding of an Interest by any Member, shall be treated as an interest-free loan from the Company to the Member with respect to whom such tax is required to be withheld. The Company shall have the right to apply any amounts otherwise distributable to a Member, or otherwise payable by the Company to such Member under any other provision of this Agreement, to pay the outstanding balance of such Member’s loans described in the immediately preceding sentence. The obligation of a Member to pay the outstanding balance of such Member’s loans under this Section 5.3 shall continue after such Member transfers its interest in the Company and after a withdrawal by such Member. Each Member agrees to furnish the Company with any information, representations or forms as shall reasonably be requested by the Company to assist it in determining the extent of, or in fulfilling, any withholding obligations it may have.

5.4    Section 754 Election. The Board may elect pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code upon a transfer of Units subsequent to the date hereof.
5.5    Receipt of Unlawful Distributions. A Member who receives a distribution or return from the Company involving a violation by the Company of Section 1 8-607 of the Act shall be liable to the Company for the amount of such distribution or return for a period of three (3) years after the date of such distribution or return, regardless of whether such Member had knowledge of such violation at the time of such distribution or return; provided, however, that, (a) subject to the provisions of Section 1 8-502(b) of the Act, Board of Managers or the Liquidator, as the case may be, may compromise or waive any such liability on such terms and subject to such conditions as the Board of Managers or the Liquidator may determine; and (b) if a Proceeding to recover such distribution or return from such Member is commenced prior to the expiration of such three (3)-year period, the Member shall continue to be liable to the Company with respect to such distribution or return except to the extent a judgment or order not subject to further appeal or discretionary review is rendered in favor of such Member to the effect that such Member is not liable for such distribution or return.
ARTICLE VI
THE MEMBERS
6.1    Admission of Members.
(o)    As of the date of this Agreement, and after giving effect to the transactions contemplated by the Redemption Agreement, the UPA and the Note Purchase Agreement, the Members indicated on Exhibit A are the sole Members, and no other Person has any interest in the Company or any right or entitlement to become a Member.
(p)    No Person, other than the Members indicated on Exhibit A, shall become a Member unless such Person becomes a Member pursuant to the provisions of Section 7.3 or 7.4 in accordance with the terms hereof.
6.2    Investment Representations. Each Member represents and warrants to the Company and to each other Member as follows:
(a)    Such Person acquired its investment in the Company solely for investment purposes for such Person’s own account and not for Transfer to others in connection with any distribution or public offering.
(b)    Such Person is financially able to bear the financial and economic risk of an investment in the Company for an indefinite period of time and has no need for liquidity in its investment in the Company. Furthermore, the financial capacity of such Person is of such a proportion that the total cost of such Person’s investment in the Company is not material when compared to the Person’s total financial capacity.
(c)    Such Person has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company in particular so as to be capable of evaluating the merits and risks of, and of making an informed business decision with regard to, its investment in the Company. Such Person acknowledges and understands that the purchase of its Interest involves an investment in a business that, depending on the time of such purchase, may have no (or only limited) previous operating experience, and, therefore, that an Interest may be a speculative investment with no assurance of success.

(d)    Such Person has (i) received all information that such Person deems necessary to make an informed investment decision with regard to such Person’s investment in the Company; (ii) had the unrestricted opportunity to make such investigation as such Person desires pertaining to the Company and an investment therein and to verify any information furnished by the Company to such Person; and (iii) had the opportunity to ask questions of representatives of the Company concerning the Company and such Person’s investment in the Company.
(e)    Such Person understands that such Person must bear the economic risk of an investment in the Company for an indefinite period of time because (i) Interests have not been registered under the 1 933 Act or applicable state securities laws and (ii) Interests may not be Transferred except in accordance with this Agreement and then only if they are registered in accordance with the provisions of the 1933 Act and applicable state securities laws or registration under the 1933 Act and any applicable state securities laws is not required.
(f)    Such Person understands that the Company is not obligated to register the Interests for resale under the 1933 Act or any applicable state securities laws and that the Company is not obligated to supply such Person with information or assistance in complying with any exemption under the 1933 Act or any applicable state securities laws.
6.3    Members Have No Personal Liability and Are Not Partners.
(a)    Unless otherwise expressly provided in this Agreement or as otherwise required by the Act or other applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Member, unless such Member expressly agrees otherwise.
(b)    No provision of this Agreement (including the provisions of Article V) shall be deemed or construed to constitute the Company a partnership (including a limited partnership) or joint venture, or any Member a partner of, or a joint venturer with, any other Member, for any purposes other than federal and state income tax purposes.
6.4    Members May Not Withdraw Capital from the Company. Except to the extent provided in Sections 5.1, 5.2, 6.10 and Article XII or as otherwise provided herein, no Member shall have the right or be entitled to: (a) receive any distribution from the Company; (b) receive the return of his, her or its Capital Contributions; (c) withdraw any amount from his, her or its Capital Account; (d) receive the fair market value of all or any portion of his, her or its Capital Account; (e) redeem his, her or its Interests in whole or in part; (f) borrow from his, her or its Capital Account; or (g) receive interest with respect to any Capital Contribution made by such Member or on the Capital Account of such Member. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Interests, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Except as set forth in Section 6.10, no Member shall have any right to demand or receive property other than cash at any time, including upon dissolution and winding up of the Company.

6.5    Members Withdrawal from the Company. A Member may resign or withdraw as a Member of the Company, in which case such Member’s Capital Account, if any, and Interests, if any, shall be forfeited; and such Member shall not have any other rights against the Company or its assets.
6.6    Members Have No Right to Partition Company Property. No Member or Members shall have any right or be entitled to call for a partition or division, or possession, of Company Property.
6.7    No Appraisal Rights. Members shall have no appraisal rights in connection with any action taken by the Company, including any merger or any amendment of the Certificate or this Agreement, except as contemplated herein.
6.8    No Involuntary Removal of Members. No Member or Members shall have the right, power or authority to require any other Member to resign or withdraw from the Company as a Member, subject to Section 6.11.
6.9    Preemptive Rights.
(a)    If, prior to a Qualified Public Offering, the Company intends to issue or sell any debt securities or debt instruments to a TA Member or its Affiliates (“TA Debt Securities”), additional Units in the Company or any securities (other than equity interests granted under the Equity Incentive Plan) that are convertible, exchangeable or exercisable into additional Units (collectively, “Convertible Securities” and individually, a “Convertible Security”), the Company shall first notify the holders of Class A Units, Class B Units and Class C Units (the “Preemptive Members”) in writing (the “Preemptive Rights Notice”) of such intended issuance or sale at least thirty (30) days prior to the date of such issuance or sale, which notice will contain all the terms of the intended issuance or sale including, without limitation, the purchase price and manner of payment (or the basis for determining the purchase price and other terms and conditions). Within fifteen (15) days after receipt of the Preemptive Rights Notice, each of the Preemptive Members may notify the Company (for purposes of this Section 6.9, the “Participation Notice”) that it will purchase TA Debt Securities, Units or Convertible Securities, as the case may be, on the same terms as set forth in the Preemptive Rights Notice (or, if the consideration is not cash, for cash per TA Debt Security, Unit or Convertible Security, as the case may be, equal in value to the consideration per Unit or Convertible Security, as the case may be). The TA Debt Securities, Units or Convertible Securities, as the case may be, which each Preemptive Member will be entitled to purchase under this Section 6.9 will be determined as of the date of the consummation of such issuance or sale and will equal (x) the aggregate number of Units or Convertible Securities to be issued or sold by the Company or the principal amount of any TA Debt Securities to be issued or sold by the Company, in either case multiplied by (y) a fraction, the numerator of which shall be the number of Units held by such Preemptive Member, and the denominator of which shall be the aggregate number of Units held by all Preemptive Members.

(b)    The Company will be free to issue or sell TA Debt Securities, Units or Convertible Securities, as the case may be, for which the Preemptive Members have not delivered Participation Notices pursuant to Section 6.9(a), and which are the subject matter of the Preemptive Rights Notice, but only at or about the time (not later than forty-five (45) days after the date of the Preemptive Rights Notice) and at the price and on the same terms and conditions as those contained in the Preemptive Rights Notice.
(c)    Any Participation Notice given pursuant to this Section 6.9, when taken together with the Preemptive Rights Notice given, will constitute a binding legal agreement on the terms and conditions therein set forth, subject to the consummation of the transactions described in the Preemptive Rights Notice, it being understood that any material modification, amendment, variance or other change by the Company of the terms and conditions set forth in the Preemptive Rights Notice, other than as provided in this Agreement, will be of no force and effect unless consented to in writing by the Preemptive Members.
(d)    The preemptive rights granted to the Preemptive Members in this Section 6.9 shall not apply to any issuances or sales of TA Debt Securities, Units or Convertible Securities (i) as consideration for the purchase of another company pursuant to a bona fide third party merger, consolidation, acquisition or similar combination with another entity with a bona fide operating business, (ii) in connection with any Unit split, Unit dividend or similar recapitalization which does not affect the relative equity, economic or voting rights of the outstanding Class A Units, Class B Units and Class C Units, (iii) pursuant to the Equity Incentive Plan or any equity incentives granted at the discretion of the Board of Managers to Company employees, consultants or Board Members approved in accordance with the terms hereof (iv) in connection with a Qualified Public Offering, (y) to any investment banking firm or placement agent for bona fide services rendered to the Company in connection with any private placement of Units or Convertible Securities or (vi) to any unaffiliated third party lender in conjunction with Indebtedness which is approved by the Board of Managers.
(e)     The preemptive rights granted to the Preemptive Members in this Section 6.9 shall not apply to any issuances or sales of Units pursuant to the conversion, exchange or exercise of any Convertible Securities.
6.10    Redemption of Class A Units and Class B Units.
(a)    At any time on or after the fifth (5th) anniversaiy of the date of this Agreement, the holders of a majority of the outstanding Class A Units (the “Class A Put Member”) shall have the option, upon thirty (30) days prior written notice, to require the Company to purchase all or a portion of the outstanding Class A Units. At any time on or after the fifth (5th) anniversary of the date of this Agreement, and on each anniversary of the date of this Agreement thereafter, the holders of a majority of the outstanding Class B Units (the “Class B Put Member” and, together with the Class A Put Member, the “Put Members”) shall have the option, upon thirty (30) days prior written notice, to require the Company to purchase all or a portion of the outstanding of the Class B Units. The purchase price (the “Class A Redemption Price”) for any Class A Units that the Company is required to purchase pursuant to this Section 6.10 (the “Class A Put Units”) shall equal the greater of (i) the difference between (x) the Initial Unit Value of the Class A Put Units minus (y) the amount of any distributions previously paid in respect of such Class A Put Units pursuant to Section 5.1 and (ii) the appraised fair market value of the Class A Put Units as of the date such redemption is requested, as determined pursuant to this Section 6.10 (the “Put Value”). The purchase price for any Class B Units (the “Class B Redemption Price” and together with the Class A Redemption Price, the “Redemption Price”) that the Company is required to purchase pursuant to this Section 6.10 (the “Class B Put Units” and together with the Class A Put Units, the “Put Units”) shall equal the greater of (i) the difference between (x) the Initial Unit Value of the Class B Put Units minus (y) the amount of any distributions previously paid in respect of such Class B Put Units pursuant to Section 5.1 and (ii) the appraised fair market value of the Class B Put Units as of the date such redemption is requested, as determined pursuant to this Section 6.10. The closing of the purchase will take place at the principal office of the Company on the earlier of (x) the earliest date on which the Company is able to effect payment of the Redemption Price as specified in Section 6.10(c) and (y) the date that is twelve (12) months following the Company’s receipt of a Put Member’s notice (the “Redemption Date”).

(b)    For purposes of this Section 6.10, unless agreed otherwise in writing between the relevant Put Members and the Company, the appraised Put Fair Market Value of a Put Member’s Put Units shall be determined by an Independent Appraiser as provided below based on the amount that would be payable to such Put Member with respect to its Put Units assuming that (i) the Company was sold as a full enterprise for its fair market value as a going concern on the date of determination, (ii) there are no premiums or discounts for majority or minority ownership position or any discounts for lack of marketability, lack of control, market blockage, security law or other restrictions on sale, and (iii) the net proceeds therefrom are distributed to the Members pursuant to Section 5.1(b). Such determination shall be made by an Independent Appraiser jointly selected by the Company and a majority in interest of the Put Members who exercise the put option pursuant to this Section 6.10 (a “Valuing Appraiser”). The costs of any appraisals required hereunder shall be borne by the Company.
(c)    Payment of the purchase price shall be made in cash, certified check or wire transfer of legally available funds at the closing; provided, however, that in the event the Company has not paid the full Redemption Price on the Redemption Date, (i) such unredeemed Put Units shall remain outstanding and entitled to all the rights and preferences provided herein, (ii) the unpaid portion of the Redemption Price shall bear interest at the rate of twelve percent (12%) per annum with such interest to accrue daily in arrears from the Redemption Date and to be compounded quarterly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law and (iii) the Put Members shall have the right to cause an appraisal (with the cost of any appraisal hereunder to be borne by the Company) to determine whether the Put Fair Market Value has increased since the date such redemption was originally requested, in addition to all other remedies available to the Put Members. If a Valuing Appraiser was previously selected pursuant to Section 6.10(b) to determine the Put Fair Market Value of the Put Member’s Put Units, then such Valuing Appraiser shall perform the appraisal. If no Valuing Appraiser was previously selected pursuant to Section 6.10(b), a Valuing Appraiser shall be selected pursuant to the methodology set forth in Section 6.10(b). In the event that such Valuing Appraiser determines that the fair market value of the Put Units as of the date of such determination exceeds the Redemption Price, then the Redemption Price shall be increased to the Put Fair Market Value as so determined.

(d)    Notwithstanding the foregoing, provided that if any TA Member is a Put Member, a TA Indirect Member shall have the right to cause the Company to purchase a proportionate number of each class of shares of stock of such TA Member (the “Blocker Stock”) (based on the proportion of its Units being sold), rather than the Units owned by the TA Member, on terms and conditions no less favorable to the TA Indirect Member than the terms and conditions of this Section 6.10 as it applies to the put of Units by the holders thereof, and in any event, the TA Indirect Member shall receive the same put proceeds in connection with the exercise of such put as the Put Member would have received had the Put Units been repurchased directly from the Put Member pursuant to Section 6.10.
(e)    The put option contained in this Section 6.10 shall cease to apply after the consummation of an initial public offering.
6.11    Drag-Along Rights.
(a)    in the event a Sale Transaction is approved by the holders of a TA Majority Interest (collectively, the “Dragging Members” and each a “Dragging Member”), the Dragging Members shall notify the other Members (the “Dragged Members”) in writing (the “Members Drag-Along Notice”) of such intended transfer, which shall not be subject to the provisions of Section 7.4 hereof, and the exercise of their rights hereunder at least thirty (30) days prior to the proposed date for the consummation of such transfer, which notice will contain all of the terms of the transfer including, without limitation, the name and address of the prospective purchaser(s), the purchase price and a general description of potential adjustments thereto (the aggregate of such purchase price to be paid to the Dragging Members, the “Dragging Members Price”) and other terms and conditions of payment (or the basis for determining the purchase price per type of Unit being sold and other terms and conditions), including the date on or about which such sale is to be consummated. The Members Drag-Along Notice shall also contain a demand from the Dragging Members that the other Dragged Members shall sell all of their Units on the same terms and conditions as the Dragging Members (provided that the price for any type of Units sold by any Dragged Member shall be the Dragging Members Price for such type of Units and the price paid for the Units shall reflect the relative priorities and preferences set forth in Section 5.1. There shall be no dissenter’s rights in connection with a transaction contemplated under this Section 6.11 and no Dragged Member shall attempt to exercise any such rights in connection with any such transaction and each Dragged Member shall take all required action to approve any such transaction.
(i)    On the date set forth in the Members Drag-Along Notice, the Dragging Members shall cause to be purchased from the Dragged Members, on the terms and at the Dragging Members Price set forth in the Members Drag-Along Notice, the Units provided for in Section 6.11(a) hereof. At the date set forth in the Members Drag-Along Notice, the other Members shall, provided such sale is in accordance with all applicable securities laws and is not in violation of the Act or other applicable order, law or regulation, deliver such executed certificates or other documentation to the Dragging Members at such place as the Dragging Members shall designate, and the Dragging Members shall cause the purchase price to be paid to the Dragged Members as specified in the Members Drag-Along Notice.

(b)    In connection with such sale, the Members Drag-Along Price per type of Unit is equal to the amount of consideration that would have been paid in respect of such type of Unit had the aggregate consideration to be received by all Members been treated as a distribution by the Company pursuant to Section 5.1(b).
(c)    The Company hereby agrees to provide its full cooperation with any transaction to be effected under this Section 6.11 and shall take any actions reasonably requested by the Dragging Parties in furtherance of such transaction, subject to Sections 3.2 and 3.3.
(d)    In connection with any such Sale Transaction, the liability of each of the Dragged Members for representations, warranties, breaches thereof, indemnification, and otherwise shall be several (except to the extent that funds may be paid out of an escrow established to cover breaches of representations, warranties, covenants and agreements of the Company and breaches of individual representations, warranties, covenants and agreements of other Members) and shall be proportionate to the proceeds received by each Member in such transaction in relation to the proceeds received by other Members, except for representations and warranties of such Dragged Member in relation to fraud, intentional misrepresentations, organization, taxes payable by such Dragged Member in relation to its Interests, and title to its Interests in the Company. In no event shall any Dragged Member have any liability to any other party in connection with such transaction in excess of the amount of proceeds received by such Dragged Member, except for liabilities associated with fraud or intentional misrepresentations by such Dragged Member.
6.12    Conversion to a Corporation.
(a)    In the event that at any time after the date hereof, the Board of Managers shall determine that it shall facilitate au offering of equity interests in the Company or a successor through an initial public offering, including a Qualified Public Offering, then the Board of Managers shall have the power to cause the Company to be reorganized as a corporation (such corporation being hereinafter referred to as “NewCo”) under the General Corporation Law of the State of Delaware by incorporation, merger, conversion, contribution or other permissible manner (a “Corporate Conversion”), and the Members shall cooperate in good faith to effectuate such Corporate Conversion and public offering. The Company will use its good faith commercially reasonable best efforts to structure the Corporate Conversion as a transaction intended to qualify for tax-free treatment under Section 351 of the Code in which the TA Indirect Members transfer their Blocker Stock to NewCo. The Corporate Conversion and NewCo shall be structured to, and the charter, bylaws, shareholder and other agreements for NewCo shall, provide in the aggregate all Members and Units with the same rights, obligations, economic interests, protections and other terms as they have or enjoy in the Company, or as close thereto as is reasonably possible.
(b)    Each holder of Class A Units shall receive, in exchange for its Class A Units of a particular class, shares of convertible preferred stock (the “Preferred”) in NewCo of the relevant class having the same relative seniority, preference, voting, board rights and consent rights, economic interest and other rights and obligations including those set forth in Sections 2.7 and the other provisions hereof (and in no event shall such interest, rights or obligations be less favorable to such Member than the terms of their respective Class A Units) in NewCo as are set forth in this Agreement, subject to any modifications deemed appropriate by the Board of Managers (with the consent of the holders of a majority of outstanding Preferred) as a result of the Conversion. In addition to the foregoing, the certificate of incorporation of NewCo shall provide that the Preferred is automatically converted into common stock in connection with a Qualified Public Offering.

(c)    NewCo and the Members (in their capacities as stockholders of NewCo) shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the rights and obligations and provisions of this Agreement to continue to apply to NewCo, the stockholders of NewCo and the capital stock of NewCo, including, but not limited to, (A) an agreement to vote all shares of capital stock held by such stockholders to elect the board of directors of such resulting corporation in accordance with the substance of Section 3.1, and (B) the rights and obligations of the Members contained in herein.
(d)    NewCo and the holders of Class A Units, Class B Units and Class C Units (in their capacities as stockholders of NewCo) shall enter into a registration rights agreement on the terms and conditions set forth in Exhibit C.
(e)    Except as provided in Section 6.12, no Member will have the right or power to veto, vote for or against, amend, modify or delay a Corporate Conversion. In furtherance of the foregoing, each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 6.12, including any vote or approval required under Section 1 8-209 of the Act. The proxy granted pursuant to this Section 6.12 is a special proxy coupled with an interest and is irrevocable.
(f)    The Company and the Members hereby agree to cause any such Corporate Conversion to be structured, to the extent reasonably achievable, to maximize the ability of the Members to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of capital stock of NewCo for purposes of the United States securities laws, including Rule 144 under the Securities Act. The Company shall also use commercially reasonable efforts to preserve long term capital gains treatment for the Members with regard to the Units owned by them.
(g)    Notwithstanding anything contained in this Section 6.12 to the contrary, the Company and the Members covenant and agree that, if requested by a TA Member, they shall cause the Corporate Conversion to be structured (i) in such a manner so as to enable the TA Indirect Members to receive, in exchange for the proportional amount of Blocker Stock, directly the number of shares of stock of NewCo that the TA Members would otherwise be entitled to receive pursuant to this Section 6.12 in the absence of such request by such TA Member, (ii) in such a manner so as to afford the TA Indirect Member with the same rights, preferences, privileges and benefits of restrictions that were afforded to the TA Member under this Agreement immediately prior to the Corporate Conversion, and (iii) in as tax-efficient a manner as is reasonably practicable for the Members, as well as the holders of securities in the TA Members (whether by reorganization, merger of the TA Member into the Company or successor corporation, an exchange of Units or otherwise).

(h)    Each Member (including any Permitted Transferee thereof) agrees, if requested by the Company and a managing underwriter, if any, of Capital Stock in connection with any underwritten public offering of the Company and only upon confirmation reasonably satisfactory to such Member that all officers and directors of the Company and all holders of 5% or greater of Capital Stock of the Company have entered into similar agreements, not to directly or indirectly lend, pledge, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any equity securities of the Company held by it for (a) one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with the Company’s initial public offering of Capital Stock, or (b) ninety (90) days following the effective date of the relevant registration statement in connection with any other public offering of Capital Stock, as such managing underwriter shall specify reasonably and in good faith. Notwithstanding the foregoing, if (x) during the last 17 days of the foregoing 180-day period or 90-day period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the i 80-day period or 90-day period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the period, then the restrictions described above shall continue to apply until the expiration of an 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each Holder shall enter into customary letter agreements to the foregoing effect if so requested by the Company and the Managing Underwriter.
6.13    Structure of a Sale of Units by TA. The Company will give the TA Members thirty (30) days prior written notice of any proposed Sale Transaction. In connection with any Sale Transaction or any Transfer of Units held by any TA Member, as a condition precedent to the consummation of such Sale Transaction or Transfer, the TA Indirect Member shall have the right to sell its Blocker Stock to the buyer in such Transfer or Sale Transaction for a price equal to the amount that the TA Member would have otherwise received in such Transfer or Sale Transaction if the net proceeds paid by the buyer in connection with any Sale Transaction or Transfer were distributed in accordance with Section 5.1(b) as though such proceeds were received by the Company and distributed to the Members. All terms of such purchase shall be as similar as possible and in no event less favorable to the TA Indirect Member relative to the terms and conditions the TA Member would have received had they sold the underlying Units directly to the buyer absent this Section 6.13.
ARTICLE VII
UNITS
7.1    Nature of Units. Units are personal property carrying only the rights, powers, authority, privileges and preferences provided herein, notwithstanding the nature of the property held by the Company.

7.2    Ownership of Units. The ownership of Units and shall be recorded on the books and records of the Company, and no certificates representing Units shall be issued except to the extent and in such manner as the Board of Managers may determine from time to time. The books and records of the Company as maintained by the Company (or by a Person appointed by the Board of Managers) shall be conclusive as to who are the holders of Interests and as to the balances of their respective Capital Accounts. Upon any change in the ownership of Units, the Board of Managers shall prepare an amendment to Exhibit A to reflect such change.
7.3    Admission of Additional Members; Issuance of Units. The Board of Managers, on behalf of the Company, may admit additional Persons as Members (each, an “Additional Member”) who shall have an Interest on such terms as the Board of Managers may determine; provided, however, that (i) such issuance is permitted by this Agreement, including any consent rights or amendments required by the terms thereof, and made in accordance with and subject to the terms of Section 6.9 to the extent applicable; (ii) the Board of Managers shall promptly give Notification to the other Members of the name of each Person so admitted pursuant to this Section 8.3 and (iii) the Board of Managers, on behalf of the Company, may issue (an “Issuance”) Class D Units to employees of the Company or its Subsidiaries to be admitted as Additional Members, all as provided in the Equity Incentive Plan.
7.4    Transfers of Units.
(a)    Transfers by Members; Restrictions on Transfers.
(i)    No Member, other than any TA Member, may directly or indirectly Transfer Interests, or any interest therein, unless such Transfer is permitted pursuant to this Agreement and has been expressly approved in writing by the Board of Managers, which may withhold such approval in its sole discretion or may grant such approval on such terms and subject to such conditions as the Board of Managers may determine; provided, however, that the Board of Managers shall promptly give Notification to the other Members of the name of each Person to whom a Transfer has been approved by the Board of Managers pursuant to this Section  7.4(a). Any transfer that is so approved shall be subject to the further provisions of this Section 7.4. Notwithstanding the foregoing, subject to Section 7.4(d), all Units held at any time by TA Members shall be freely transferable and not subject to the other provisions of this Section 7.4.
(ii)    For the purposes of this Agreement, an indirect Transfer shall include any transfer of any securities issued by Management Holdco or any issuance of Capital Stock by Management Holdco after the date hereof. Each of the Shareholders of Management Holdco has executed this Agreement solely for the purpose of enforcing the provisions of this Section 7.4 with respect to any indirect Transfer of any securities issued by Management Holdco.
(b)    Non-Restricted Voluntary Transfers of Units. Subject to the conditions and restrictions set forth in Section 7.4(b(iv) below relating to Permitted Transfers, and notwithstanding the restrictions on transfers of Units held by Members other than the TA Members, the Units of any Member may be Transferred (a “Permitted Transfer”) to a Person who is not a competitor of the Company without complying with Section 7.4(c) and, if applicable, Section 7.4(d) solely in accordance with any of the following:

(i)    After the date of this Agreement, any Member who is a natural person may Transfer up to forty percent (40%) of the amount of such Member’s Units as of and following the completion of the transactions contemplated hereby either one time or in a series of transactions by gift, sale, will, intestacy or otherwise, to one or more members of such Member’s Family, to a trust solely for the benefit of such Member and/or one or more members of such Member’s Family, to one or more beneficiaries of any trust that is or was a Member, to a corporation of which such Member and/or such Member’s Family and/or Family trust are the sole shareholders or to a partnership or limited liability company in which such Member and/or such Member’s Family holds all of the interests, provided that such member retains voting control (either as a trustee, through corporate governance measures, by way of irrevocable proxy, or otherwise) over a majority of all Units held by such Member as of the date hereof.
(ii)    A Member that is a partnership, corporation, limited liability company, trust or similar entity (each, an “Entity Member”) may Transfer up to forty percent (40%) of the amount of such Entity Member’s Units to (i) one or more partners, shareholders, members, beneficiaries or similar owners of or investors in such Entity Member (each, an “Entity Member Owner”) or (ii) a trust solely for the benefit of (x) one or more Entity Member Owners or (y) up to forty percent (40%) of the amount of such Entity Member Owner’s Units to one or more members of the Family of such Entity Member Owner. Notwithstanding the foregoing, Management Holdco may distribute or transfer all of the Units held by Management Holdco to the Shareholders, by way of transfer, distribution, dissolution, liquidation or otherwise; provided, that upon receipt of the Units from Management Holdco, such Shareholders shall be admitted as Additional Members pursuant to Section 7.3 and agree to become subject to the terms and conditions of this Agreement that are applicable to Members by executing a counterpart signature page to this Agreement.
(iii)    Notwithstanding any provision of this Section 7.4(b) to the contrary, no Transfer shall be permitted under this Section 7.4(b) to or for the benefit of a separated or divorced spouse by agreement, court order or otherwise. Any transfer or disposition of Units made pursuant to this Section 7.4(b) shall be made only in such manner as to provide control of such Units by a competent legal entity or adult, and so as not to vest control of any Units in any minor or other legally incompetent person.
(iv)    A Transfer will not be treated as a Permitted Transfer unless and until the following conditions are satisfied:
(A)    The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement. In all cases, the Company will be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(B)    The transferor and transferee will furnish the Company with the transferee’s taxpayer identification number, and any other information or tax forms necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company will not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.
(C)    Either (i) such Units will be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) the Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the transfer of securities, as determined by the Board of Managers with the advice of counsel. In connection with the foregoing, the transferor will provide, upon the Company’s reasonable request, an opinion of counsel, which opinion and counsel will be reasonably satisfactory to the Company, to the effect that such Transfer will be exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the transfer of securities.
(D)    The transferor may grant to any transferee (a “Permitted Transferee”) of Units pursuant to a Permitted Transfer, the right to become a substitute Member, with respect to the Units transferred; provided, however, that the Permitted Transferee will not become a substitute Member unless and until the admission of the Permitted Transferee is consented to in writing by the Board of Managers, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, however, that Permitted Transferees shall only be permitted to transfer Units to Permitted Transferees of the Member who held such Units as of the date of this Agreement.
(E)    All transferees hereunder shall be bound by the terms of this Agreement in the same manner as the transferors.
(c)    Rights of Refusal. Subject to Section 7.4(a), in the event that any of the Members other than a TA Member entertains a bona fide, arm’s length offer (a “Transaction Offer”) from any other Person (a “Buyer”) to purchase all or any portion of the Class C Units or Class D Units held by such Member, such Member (a “Transferring Member”) may, subject to the provisions of Section 7.4(d). Transfer such Units pursuant to and in accordance with the following provisions of this Section 7.4(c):
(i)    Offer Notice. The Transferring Member shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and the TA Members of such Transferring Member’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 7.4(c) and, if applicable, Section 7.4(d) (such notice, the “Company Offer Notice”). The Transferring Member’s Company Offer Notice shall constitute an irrevocable offer to sell any or all of the Units which are the subject of the Transaction Offer (the “Offered Units”) to the Company on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions as, the Transaction Offer. The Company Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(ii)    Company’s Option. At any time within thirty (30) days after receipt by the Company of the Company Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Units and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferring Member within the Company Option Period, which notice shall indicate the maximum number of Offered Units that the Company is willing to purchase. A Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Units covered by such Company Acceptance Notice. The closing for such purchase of the Offered Units by the Company under this Section 7.4(c) shall take place at the offices of the Company no later than the later of (i) thirty (30) days following the later of the expiration of the Company Option Period or the Members Option Period, as applicable, and (ii) five (5) days following the date on which all governmental approval or filing requirements relating to the purchase of the Offered Units are satisfied, or on such other date or at such other place as may be agreed to by the Transferring Member and the Company. If the Company does not exercise its right to purchase all of the Offered Units under this Section 7.4(c) within the Company Option Period, the Transferring Member shall so notify the TA Members promptly following the expiration of the Company Option Period (the “Members Offer
Notice”), which Members Offer Notice shall identify the Offered Units that the Company did not elect to purchase (the “Remaining Units”). The Remaining Units shall be subject to the option granted to the TA Members pursuant to Section 7.4(c)(iii) below.
(iii)    TA Members’ Option. At any time within ten (10) days after receipt by the TA Members of the Members Offer Notice (the “Members Option Period”), each TA Member and its Affiliates may elect to accept the offer to purchase with respect to any or all of the Remaining Units and shall give written notice of such election (each a “Members Acceptance Notice”) to the Transferring Member and each other TA Member within the Members Option Period, which notice shall indicate the maximum number of Remaining Units that such TA Member is willing to purchase, including the number of Remaining Units it would purchase if one or more other TA Members do not elect to purchase their Pro Rata Fractions (as defined in Section 7.4(c)(iv) below). A Members Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Units covered by such Member Acceptance Notice. The closing for such purchase of the Remaining Units by the TA Members under this Section 7.4(c) shall take place at the offices of the Company no later than the later of (i) thirty (30) days following the expiration of the Members Option Period, and (ii) five (5) days following the date on which all governmental approval or filing requirements relating to the purchase of the Remaining Units are satisfied, or on such other date or at such other place as may be agreed to by the Transferring Member and such TA Members.
(iv)    Allocation of Remaining Units among TA Members. Upon the expiration of the Members Option Period, the number of Remaining Units to be purchased by each TA Member shall be determined as follows: (i) first, there shall be allocated to each TA Member electing to purchase, a number of Remaining Units equal to the lesser of (A) the number of Remaining Units as to which such TA Member accepted the offer to purchase, as set forth in its respective Member Acceptance Notice, or (B) such TA Member’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those TA Members who within the Members Option Period delivered a Member Acceptance Notice to purchase a number of Remaining Units that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Units held by each such TA Members up to the amount of such excess. A TA Member’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Remaining Units by a fraction, the numerator of which is the total number of Units owned by such TA Member, and the denominator of which is the total number of Units held by all TA Members, in each case calculated as of the date of the Members Offer Notice.

(v)    Valuation of Property. In the event that the price set forth in the Company Offer Notice or the Members Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Member and the Company or the holders of a TA Majority Interest, as applicable, shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company or the electing TA Members, as applicable, may effect their purchase under this Section 7.4(c) by payment of such fair market value in cash or cash equivalents; provided that, if the parties cannot mutually agree upon such fair market value, they shall settle such dispute using the valuation methodology provided for in Section 6.10.
(vi)    Sale to Third Party. In the event that the Company and the TA Members or any assignees thereof, together as a group, do not elect to exercise the rights to purchase under this Section 7.4(c) with respect to all of the Remaining Units proposed to be sold, the Transferring Member may sell the Remaining Units not purchased by the TA Members or any assignees thereof under this Section 7.4(c) to the Buyer on the terms and conditions set forth in the TA Members Offer Notice, subject to prior compliance with the provisions of Section 7.4(d). If the Transferring Member’s sale to a Buyer is not consummated in accordance with the terms of this Section 7.4(c), the Transaction Offer shall be deemed to lapse, and any Transfers of Units by the Transferring Member shall be in violation of the provisions of this Agreement unless the Transferring Member sends a new Company Offer Notice and once again complies with the provisions of this Section 7.4(c) with respect to such Transaction Offer.
(d)    Co-Sale Option of Members. If (x) a Transferring Member provides an Offer Notice to sell Offered Units and the TA Members or any assignees thereof, together as a group, do not elect to exercise the rights to purchase under Section 7.4(c) with respect to all of the Offered Units or (y) any Member holding Class A Units or Class B Units entertains a Transaction Offer from a Buyer to purchase all or any portion of the Class A Units or Class B Units held by such Member, such Member shall be a Transferring Member and such Units shall be Offered Units, in each case for the purpose of this Section 7.4(d) (and not, for the sake of clarity, for the purposes of Section 7.4(c)), such Transferring Member may Transfer the Offered Units only pursuant to and in accordance with the following provisions of this Section 7.4(d):
(i)    Co-Sale Notice. The Transferring Member shall provide notice (the “Co-Sale Notice”) to each of the TA Members and holders of Class C Units (each a “Non-Purchasing Member”) of its right to participate (by selling Class A Units, Class B Units and/or Class C Units held by each of the Non-Purchasing Members to the Buyer) in the Transaction Offer on a pro rata basis (as determined in accordance with Section 7.4(d)(iii) below) with the Transferring Member and on the same terms and conditions applicable to the Transferring Member (except as to price as set forth in the proviso to Section 7.4(d)(ii)), as are set forth in the Offer Notice (the “Co-Sale Option”). To the extent one or more Non-Purchasing Members exercise their Co-Sale Option in accordance with this Section 7.4(d), the number of Offered Units that the Transferring Member may Transfer in the Transaction Offer shall be correspondingly reduced.

(ii)    Non-Purchasing Member Acceptance. Each of the Non-Purchasing Members shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferring Member within thirty (30) days after receipt by such Non-Purchasing Member of the Co-Sale Notice (the “Co-Sale Election Period”). Each Co-Sale Acceptance Notice shall indicate the maximum number of Units subject thereto which the Non-Purchasing Member wishes to sell, including the number of Units it would sell if one or more other Non-Purchasing Members do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Non-Purchasing Member holding Class A Units shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option Class A Units, provided, that in the case of the sale of such Class A Units, the Buyer shall pay for each such Unit the greater of (A) the full Initial Unit Capital of each such Class A Unit or (B) the relevant aggregate purchase price per Unit for the Class C Units and Class D Units being transferred.
(iii)    Allocation of Units. Each Non-Purchasing Member shall have the right to sell a portion of its Units pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Offered Units available for sale to the Buyer by a fraction, the numerator of which is the total number of Units owned by such Non-Purchasing Member and the denominator of which is the total number of Units held by all Non-Purchasing Members who have submitted a Co-Sale Acceptance and the Transferring Member, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. If any Non-Purchasing Member does not elect to sell the full amount of such Units which such Non-Purchasing Member is entitled to sell pursuant to this Section 7.4(d), then any Non-Purchasing Members who have elected to sell Units shall have the right to sell, on a pro-rata basis (based on the number of Units held by each such Non-Purchasing Member) with any other Non-Purchasing Members and up to the maximum number of Units stated in each such Non-Purchasing Member’s Co-Sale Acceptance Notice, any Units not elected to be sold by such Non-Purchasing Member, but that the Non-Purchasing Member was entitled to sell under this Section 7.4(d).
(iv)    Co-Sale Closing. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Member shall promptly notify each participating Non-Purchasing Member of the number of Units held by such Non-Purchasing Member that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Co-Sale Election Period and (ii) five (5) days following the date on which all governmental approval or filing requirements relating to the sale of any of the Units are satisfied. Each participating Non-Purchasing Member may consummate the sale of Units in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferring Member for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Units it elects to sell pursuant thereto or by delivery to the Company of instruments in writing instructing the Company to transfer such Units to the Buyer in the book and records of the Company, including by updating Exhibit A hereto. Subject to Section 7.4(d)(ii), the terms of any such sale to such Non-Purchasing Members shall be the same as the terms agreed to by the Transferring Member, and the Non-Purchasing Members participating in such sale shall execute and deliver such documents as are to be delivered by the Transferring Member, and such other documents as may be reasonably necessary to complete such sale. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Non-Purchasing Member that portion of the sale proceeds to which the participating Non-Purchasing Member is entitled by reason of its participation in the Transaction Offer. No Units may be purchased by the Buyer from the Transferring Member unless the Buyer simultaneously purchases from the participating Non-Purchasing Members all of the Units that they have elected to sell pursuant to this Section 7.4(d).

(v)    Sale to Third Party. Any Units held by a Transferring Member that are the subject of the Transaction Offer, that have not been purchased by the participating investors and that the Transferring Member desires to Transfer to a Buyer following compliance with this Section 7.4(d), may be sold to such Buyer only during the period specified in Section 7.4(d)(iv) and only on terms no more favorable to the Transferring Member than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Member shall notify the Company, which in turn shall promptly notify the Non-Purchasing Members, of the consummation thereof and shall furnish such evidence of the completion and date of completion of the Transfer and of the terms thereof as may reasonably be requested by the Board of Managers. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall become bound by the terms of this Agreement in the same manner as the Transferring Member, whereupon such Buyer shall have all the rights and obligations of a Member hereunder upon approval of the admission of such Transferee hereunder. In the event that the Transaction Offer is not consummated within the period required by this Section 7.4(d) or the Buyer fails timely to remit to each participating Non-Purchasing Member its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Units by the Transferring Member shall be in violation of the provisions of this Agreement unless the Transferring Member sends a new Offer Notice with respect to such Offered Units and once again complies with the provisions of Sections 7.4(c) and 7.4(d) with respect to such Transaction Offer.
(e)    A Person to whom a Unit, or any interest therein, has been Transferred pursuant to the provisions of this Section 7.4 (such Person, an “Assignee”) shall have the right and be entitled to share in such profits and losses, to receive such distributions, and to receive such allocations of items of the Company’s income, gain, deduction, loss and credit, as the transferor would have been entitled to share and receive in respect of the Units or interest therein so Transferred, but, except as contemplated by this Section 7.4, shall not have the right or be entitled to become a Member or to exercise any of the other rights, powers or authority of a Member. For the avoidance of doubt, to the extent that this Agreement contemplates that the Company or the Board of Managers may take a particular action with respect to any Member or Members, the Company or the Board of Managers, as applicable, may take the same action with respect to any Assignee or Assignees.
(f)    Except pursuant to Section 7.4, which is governed by the Board of Manager approval rights therein, no Assignee shall become a Member without the express approval of the Board of Managers, which may withhold such approval in its sole discretion or may grant such approval on such terms and subject to such conditions as it may determine.

(g)    Unless the Board of Managers expressly agrees otherwise, no Person who is a “judgment creditor” of a Member within the meaning of Section 18-703(a) of the Act may redeem the Units of such Member, notwithstanding that such Units have been charged to satisfy a judgment against such Member in favor of such Person in accordance with the provisions of Section 18-703(a) of the Act.
7.5    Prohibited Transfers.
(a)    Any purported Transfer of a Unit that is not a Permitted Transfer, and that is not made pursuant to this Article VII, will be null and void and of no effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not permitted pursuant to this Article VII, the Unit transferred will be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Unit, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Units may have to the Company and neither the transferee nor the transferor will have any rights as to the management of the Company with respect to such transferred Units; provided, however, that the Company shall have the option to purchase, subject to approval by the holders of Class A Units as contemplated hereby, such transferred or purportedly transferred Units from the transferee by delivering written notice of its intention to purchase such Units to the transferee at any time within one (1) year after the Company has knowledge of a Transfer that is not permitted pursuant to this Article VII, to the extent permitted by law. The Company may assign all or part of its right to purchase such transferee’s Units as provided in the foregoing sentence to the non-transferring Members on a pro rata basis or such other basis as such Members agree, provided that all of the Units held by such transferee is purchased by the Company or its Member assignees. The purchase price shall be an amount equal to the price determined in accordance with Section 6.11 hereof (if applicable) or (if Section 7.4 is not applicable) the book value of such Units as determined in accordance with GAAP, and the terms of sale for such Units shall be determined in accordance with Section 6.11 hereof (if applicable) or otherwise by the Board of Managers.
(b)    In the case of a Transfer or attempted Transfer of a Unit that is not permitted pursuant to this Article VII, the parties engaging or attempting to engage in such Transfer will be liable to indemnify and hold harmless the Company and the other Members from all costs, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
7.6    Legend. Each Member hereby agrees that, in addition to any other legend required by law, the following legend may be placed upon any counterpart of this Agreement, any certificate of membership, or any other document or instrument evidencing ownership of a Unit or other equity interest (or security exchangeable, exercisable or convertible into a Unit or other equity interest) of the Company:

The Units or other equity interest represented by this document have not been registered under any securities laws and are subject to restrictions on transfer set forth in that certain Limited Liability Company Agreement of Dymatize Enterprises, LLC, dated December 23, 2010, as amended from time to time (the “Company Agreement”). A Unit or other equity interest may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Unit or equity interest by the issuer for any purposes unless the conditions set forth in the Company Agreement have been satisfied and unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Unit will then be in effect and such transfer has been qualified under all applicable state securities laws, or (2) the availability of an exemption from such registration and qualification will be established to the reasonable satisfaction of counsel to the Company.
7.7    Distributions and Allocations with Respect to Transferred Units. If any Unit is transferred during any accounting period in compliance with the provisions of this Article VII, Profits, Losses, each item thereof, and all other items attributable to the transferred Unit for such period will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Company. All distributions on or before the date of such Transfer will be made to the transferor, and all distributions thereafter will be made to the transferee. Solely for purposes of making such allocations and distributions, the Company will recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Company does not receive a notice stating the date such Unit was Transferred and such other information as the Company may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items will be allocated, and all distributions will be made, to the Member who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Unit. Neither the Company nor any Member will incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.7, whether or not the Company has knowledge of any Transfer of ownership of any Unit.
7.8    Voting. Except as otherwise provided in Sections 3.3 through 3.5, voting by the Members on any matter that is to be voted on, consented to or approved by the Members shall be based on the Units held by each Member.
7.9    Meetings of Members.
(a)    Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Managers, and shall be called at the request in writing of any Member or group of Members holding either (i) at least twenty-five percent (25%) of the outstanding Class C Units or (ii) at least ten percent (10%) of the outstanding Class A Units. The Chairman of the Board, or such other person as designated by the Board of Managers, shall preside at all meetings of the Members.
(b)    Place of Meetings. The Board may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be at the Company’s principal place of business in Farmers Branch, Texas.

(c)    Notice of Meetings. Except as provided in Section 7.9(d) hereof, the Board of Managers shall deliver or cause to be delivered a notice of such meeting to each Member entitled to vote at such meeting. Said notice shall be delivered not less than five (5) days nor more than sixty (60) days before the date of such meeting and shall state the place, day and hour of the meeting and the purpose or purposes for which the meeting is called.
(d)    Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.
(e)    Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 7.9, such determination shall apply to any adjournment thereof.
(f)    Quorum. Members holding a majority of all Units entitled to vote on the matters to be presented at a meeting of the Members, whether represented in person or by proxy, shall constitute a quorum at such meeting. In the absence of a quorum at any such meeting, the Members holding at least two-thirds (2/3) of the Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Units whose absence would cause less than a quorum.
(g)    Manner of Acting. If a quorum is present, the affirmative vote of Members holding at least a majority of all Units entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number or separate class vote is otherwise required by the Act, the Certificate or this Agreement.
(h)    Proxies. At all meetings of the Members, a Member may vote in person or by written proxy executed by the Member or by such Member’s duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting.

(i)    Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if such action is approved by the Members holding at least a majority (or such greater number as may be required by law or this Agreement) of all Units entitled to vote on, or consent to the action (unless the action to be voted on or consented to is limited to an action for which only the vote or consent of the holders of a particular class or classes of Units is required) and such approval is evidenced by one or more written consents describing the action taken, signed by the requisite number of qualified Members (unless the action to be voted on or consented to is limited to an action for which only the vote or consent of the holders of a particular class or c lasses of Units is required) and delivered to the Company for inclusion in the minutes of the Company or for filing with the Company records. Action taken under this Section 7.9(i) is effective when the requisite number of qualified Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent. Notice of any action taken under this Section 7.9(i) shall be given to each Member who was entitled to vote thereon but did not sign a written consent with respect to such action within ten (10) business days following the effective date of the consent, and in any event prior to the effectiveness with regard to such Member of any action taken in such consent which would affect the rights, obligations or interests of such Member.

(j)    Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.
ARTICLE VIII
CONFIDENTIALITY
8.1    General Rule of Confidentiality. Each Member, by executing a counterpart of this Agreement, acknowledges and agrees that as a Member, it had or will have access to certain nonpublic information about the Company and the other parties hereto and agrees to treat such information in accordance with this Article VIII. For the purposes of this Article VIII, “Confidential Information” shall mean all information and documents concerning a party to this Agreement and/or its Affiliates (whether prepared by such party, its advisers or otherwise and irrespective of the form of data or communication) received by a party hereto or its Affiliates (a “Receiving Party”) from a party hereto or its Affiliates (a “Disclosing Party”). The term Confidential Information includes analyses, memoranda, notes, compilations, and other materials (including, in the case of the Company and its Subsidiaries, the information (including, without limitation, the ingredients, recipes, formulae or concentrations) necessary to produce any of the products manufactured by the Company or its Subsidiaries) prepared by a Receiving Party from information that otherwise meets the definition of Confidential Information. Notwithstanding anything to the contrary in this Agreement, the term Confidential Information excludes any information that (i) at the time of disclosure or thereafter is generally available to or known by the public (other than by reason of a breach of this Agreement), (ii) was within the possession of the Receiving Party and/or its Affiliates prior to its being furnished by a Disclosing Party to such Receiving Party and/or any of its Affiliates, or (iii) has been independently acquired or developed by the party in possession of such information and/or its Affiliates without violation of any obligation under this Agreement or any other confidentiality obligation to a Disclosing Party.

8.2    Exceptions to General Rule of Confidentiality. Notwithstanding the provisions of Section 8.1:
(a)    Confidential Information may be used solely for any of the following purposes (each, a “Permitted Purpose”): (i) evaluating the transactions contemplated by this Agreement; (ii) evaluating the performance of a party under and/or the compliance of a party with this Agreement; (iii) actions by the Receiving Party under or in connection with any of this Agreement or (iv) in connection with any Member’s ongoing investment in the Company. Each party to this Agreement agrees to keep, and to cause its Representatives (as defined below) to keep, all the Confidential Information as confidential and not to disclose, or permit any of its Representatives to disclose, any Confidential Information to any person; provided, however, that (i) each party hereto may disclose the Confidential Information or portions thereof to those of its Affiliates, directors, officers, employees, agents or advisors (the persons to whom such disclosure is permissible being collectively called “Representatives”) who need to know such information for a Permitted Purpose and who, prior to the receipt of Confidential Information, agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto and (ii) the TA Members and their Affiliates shall be able to disclose to their investors and prospective investors the material terms of their investment and of this Agreement, so long as such investors and prospective investors are bound by confidentiality obligations to the TA Members or their Affiliates.
(b)    In the event that any party hereto or any of its Representatives is required in legal proceedings or similar process to disclose any of the Confidential Information, the required party shall provide the Disclosing Party of such information with prompt prior written notice of any such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this Agreement. In the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party and its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that its counsel advises it in writing is legally required to be disclosed; provided that the Receiving Party or its Representatives have used reasonable efforts to obtain, to the extent possible, reliable assurances that confidential treatment will be accorded to such information.
8.3    Company’s Right to Injunctive Relief. It is expressly agreed among the parties that the Company would be irreparably damaged by reason of any breach of any of the provisions of this Article VIII, and that any remedy at law for any such breach would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, a temporary injunction or a permanent injunction) against any Member for a breach or threatened breach of any such provision and without the necessity of proving actual monetary loss. It is expressly agreed among the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Article VIII, and the Company shall be entitled to seek any other relief or remedy that either may have by contract, statute, law or otherwise for any breach of this Article VIII, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach.

8.4    Intellectual Property. No Member, by becoming a Member or pursuant to any provision hereof, shall have any right, title or interest in or to any of the intellectual property, confidential data or software of the Company.
ARTICLE IX
RECORDS AND ACCOUNTING; REPORTS
9.1    Company Records.
(a)    The Board of Managers shall cause the Company to maintain complete and accurate books and records of the business of the Company, including such books and records the Company is required to maintain pursuant to the provisions of the Act (“Company Books and Records”).
(b)    Upon the filing of the certificate of cancellation of the Certificate, the Company shall provide for the safekeeping of its books and records, and access thereto by Persons who at any time were Members of the Company, for a period of not less than four (4) years.
9.2    Accounting Methods. The Company shall keep its accounting books and records in accordance with the provisions of this Agreement under the accrual method of accounting, and, as to matters not specifically covered in this Agreement, in accordance with generally accepted accounting principles. The fiscal year of the Company shall be the calendar year.
9.3    Expense Accruals; Reserves.
(a)    For purposes of determining the amount of the Company’s liabilities, the Board of Managers may estimate expenses that are incurred on a regular or recurring basis over yearly or other periods and treat the amount of any such estimate as accruing in equal proportions over any such period.
(b)    The Board of Managers may from time to time establish such reserves as it may believe to be reasonably necessary or advisable, in consideration of the necessity or advisability thereof under generally accepted accounting principles, in connection with the operation of the Company’s business (“Reserves”).
(c)    Without limitation of any other provision of this Agreement, the Company agrees to reimburse any TA Member and its Affiliates on an ongoing basis, promptly upon demand by such Person, for all reasonable disbursements and out-of-pocket expenses incurred by such Person in connection with the TA Members’ ownership of Class A Units and Class B Units, and any other equity interest, of the Company. The amount, nature and timing of such disbursements, and all supporting documentation, shall be provided to any Member holding at least 5% of the then outstanding Units upon request.
9.4    Reports. As to each of the first three (3) fiscal quarters, each fiscal year of the Company and each calendar month, any Member holding at least 5% of the then outstanding Units (a “Major Member”) at any time during such quarter or year shall have the right to receive, within 30 days of the end of such calendar month, within 45 days of the end of such quarter and within 90 days of the end of such year, a copy of (a) the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter or year, (b) a consolidated income statement of the Company and its Subsidiaries for such quarter or year, and (c) a statement showing the amounts distributed by the Company to each of the Members in respect of such quarter or year, whether as distributions, fees or reimbursements. In addition, as to each fiscal year of the Company, each Major Member shall have the right to receive a copy of the annual budget and business plan of the Company and its Subsidiaries for such year within 30 days of the beginning of such year.

9.5    Tax Returns.
(a)    The Board of Managers will cause federal, state and local income tax returns for the Company to be prepared and timely filed (subject to its determination, as applicable, to obtain extensions) with the appropriate authorities. The Board of Managers (including the TA Board Members) shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, deduction, loss and credit or any other method or procedure related to the preparation of such tax returns. In addition, the Board of Managers (including the TA Board Members) may cause the Company to make (or refrain from making) any and all tax elections permitted by such tax laws, except to the extent an election is required pursuant to Section 5.4.
(b)    As soon as reasonably practicable after the end of each fiscal year of the Company, the Board of Managers shall cause to be delivered to each Person who was a Member at any time during such fiscal year such tax information and schedules as shall be necessary for the preparation by each such Person of its federal income tax return (it being understood and agreed that the tax returns of the Company may be delayed so that it may be necessary for the Members to obtain extensions for the filing of their own tax returns).
(c)    Each Member agrees in respect of any year in which such Member had an investment in the Company that, unless otherwise agreed by the Board of Managers, such Member shall not: (i) treat, on its individual tax returns, any item of income, gain, loss, deduction or credit relating to such investment in a manner inconsistent with the treatment of such item by the Company, as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member; or (ii) file any claim for refund relating to any such item based on, or which would result in, any such inconsistent treatment.
ARTICLE X
INDEMNIFICATION
10.1    Indemnification.
(a)    The Company will indemnify any Person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding, other than an action by or in the right of the Company, because such Person is or was a Member (or Affiliate of Member), Board Member or officer, of the Company or is or was serving at the request of the Company as a manager, director, trustee or officer of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (individually, an “Indemnified Person” and collectively “Indemnified Persons”). The Company will indemnify an Indemnified Person against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement that actually and reasonably were incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not create of itself a presumption that the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in connection with any criminal action or proceeding, a presumption that he had reasonable cause to believe that his conduct was unlawful. The Company may indemnify any Person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal or administrative proceeding, other than in the right of the Company, because such person is or was an employee or agent of the Company in the same manner as it is required to indemnify an Indemnified Person pursuant to this Section 10.1(a).

(b)    The Company will indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, because he is or was an Indemnified Person. The Company will indemnify an Indemnified Person against expenses, including attorneys’ fees, that were actually and reasonably incurred by such Indemnified Person in connection with the defense or settlement of the action or suit if such Indemnified Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that an indemnification will not be made in respect of any claim, issue or matter as to which the person is adjudged (by the court of common pleas or the court in which the action or suit was brought) to be liable for gross negligence or intentional misconduct in the performance of his duty to the Company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper. The Company may indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company, because such person is or was an employee or agent of the Company in the same manner as it is required to indemnify an Indemnified Person pursuant to this Section 10.1(b).
(c)    To the extent that an Indemnified Party has been successful or partially successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.1(a) or (b) or has been successful in defense of any claim, issue or matter in an action, suit or proceeding referred to in those paragraphs, he will be indemnified against expenses, including attorney’s fees, that were actually and reasonably incurred by such person in connection with the action, suit or proceeding on which such person was successful or partially successful. For the purposes of this Section 10.1(c) and without limitation, the termination of any claim, issue or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)    The indemnification authorized by this Section 10.1 is not exclusive of and will be in addition to any other rights granted to those seeking indemnification under this Agreement, any other agreement (including any indemnification agreement entered into between the Company and the Manager) a vote of Members or disinterested Board Members of the Company, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions. The indemnification will continue as to a person who has ceased to be a Member, Manager, officer, employee or agent of the Company and will inure to the benefit of such person’s heirs, executors, administrators, successors and assigns. In the event that this Article X is amended or modified to eliminate or reduce the indemnification available to any person hereunder, such amendment or modification shall not be effective with regard to any claim arising out of any act, fact or circumstance existing prior to the date of such amendment or modification.
(e)    The Company shall purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit or self-insurance, for or on behalf of any person who is or was a Member, Manager or officer of the Company. The insurance or similar protection purchased or maintained for those persons may be for any liability asserted against them and incurred by them in any capacity described in this Article X or for any liability arising out of their status as described in this Article X, whether or not the Company would have the power to indemnify them against that liability under this Section 10.1. Insurance may be so purchased from or so maintained with a person in which the Company has a financial interest.
(f)    Subject to Section 10.1(d), the Company shall advance expenses as they are reasonably incurred, prior to the final disposition of an action, suit or proceeding, or the payment of indemnification, insurance or other protection that may be provided pursuant to Section 10.1(e) or (f); provided, however, the Company shall not advance any expenses incurred by an Indemnified Person as they are incurred until it has received an undertaking by such Indemnified Person to repay the Company if such Indemnified Person shall be determined not to be entitled to indemnification pursuant to this Section 10.1. Section 10.1(a) and (b) do not create any obligation to repay or return payments made by the Company pursuant to Section 10.1(e) or (f).
(g)    The Company hereby acknowledges that certain members of its Board of Managers and certain of its Members (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board of Managers or otherwise in connection with their involvement with the Company provided by other Persons (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e. , its obligations to the Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), and, (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.

10.2    Reliance on Acts of Board of Managers. No financial institution or any other person, firm or corporation dealing with the Board of Managers shall be required to ascertain whether the Board of Managers is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by the Board of Managers.
ARTICLE XI
AMENDMENT
11.1    Amendments Not Requiring Consent of Members. Subject to the provisions of Section 11.3:
(a)    The Board of Managers, without obtaining the authorization or approval of any Member other than the holders of a majority of the outstanding Class A Units as required in Section 3.3 and without giving prior Notification to any Member other than the TA Members, may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions here from or adding one or more provisions hereto, to the extent necessary, in the judgment of the Board of Managers, to:
(ii)    cause the provisions of Article V to comply with the provisions of Section 704 of the Code and the Treasury Regulations thereunder;
(iii)    otherwise cause the provisions of this Agreement to comply with any requirement, condition or guideline contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(iv)    ensure the Company’s continuing classification as a partnership for federal income tax purposes;
(v)    prevent the Company from being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations; or
(vi)    reflect the admission of any Member.
(b)    Upon giving Notification to the Members, but without obtaining the authorization or approval of any Member, other than the holders of a majority of the outstanding Class A Units as required in Section 3.3 and the holders of a majority of the outstanding Class C Units as required in Section 11.2, the Board of Managers may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions here from or adding one or more provisions hereto, for such purpose or purposes as the Board of Managers may deem necessary, appropriate, advisable or convenient.

11.2    Amendment Requiring Consent of the Class C Members. Subject to the provisions of Section 11.1(a) or 11.3, neither this Agreement nor the Certificate may be amended without the consent of holders of a majority of the Class C Units if such amendment would be adverse to the holders of the Class C Units in a manner disproportionate to the effect of such amendment on the holders of the Class A Units and Class B Units (including without limitation, the rights of the holders of the Class C Units to receive distributions or vote on or consent to matters as provided herein), it being understood and agreed that the creation of a senior class of equity interests shall not be considered adverse so long as the issuance of any such equity interests is effected in compliance with Section 6.9. In addition, without the consent of the holders of a majority of the Class C Units, no amendment shall be effective that (a)
expands the size of the Board of Managers, (b) splits, consolidates or pays a Unit dividend on any class of Units that is not pro-rata and adversely affects the Class C Units, (e) reduces the number of Board Members which are elected by the holders of the Class C Units, (d) exempts any issuance of Capital Stock from the preemptive rights afforded to such holders hereunder, (e) amends the language of Section 3.5, (f) amends the language of this Section 11.2 or (g) amends the language of Article X in a manner which, taken as a whole, reduces the scope of indemnification and/or reliance provided by Article X, except as may be required by applicable law.
11.3    All Amendments Require Approval of Board of Managers. In no event may this Agreement be amended without the consent of the Board of Managers and a TA Majority Interest. The Original Agreement is amended and restated as set forth herein.
11.4    Amendments of Certificate.
(a)    Subject to the rights of the holders of a majority of the Class C Units as required in Section 11.2 and the rights of the holders of the Class A Units contained in Section
3.3, the Board of Managers shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.
(b)    The Board of Managers may cause the Certificate to be amended and/or restated in accordance with the principles set forth in Sections 11.1 or 11.2, as the case may be, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein. Any amendment to the Certificate which, if implemented as an amendment to this Agreement, would require the consent of any Member, group of Members or Class of Units, including under this Article XI, shall require the authorization and consent of such Members, group of Members or Class of Units.
ARTICLE XII
DISSOLUTION AND WINDING UP; REORGANIZATION TRANSACTIONS AND
DISPOSITIONS
12.1    Dissolution Events.
(a)    Subject to the consent rights of the holders of a majority of Class A Units contained in Section 3.3, the Company will dissolve and commence winding up and liquidation upon the first to occur of any of the following (each, a “Dissolution Event”):

(i)    The sale or other transfer of all or substantially all of the Company’s assets;
(ii)    A merger or consolidation of the Company with one or more other entities in which the Company is not the surviving entity;
(iii)    The decision of the Board of Managers to dissolve, wind up, and liquidate the Company;
(iv)    The happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Company; or
(v)    Upon entry of a decree of judicial dissolution under Section 18-802 of the Act.
(b)    The Members hereby agree that, notwithstanding any provision of the Act, the Company will not dissolve prior to the occurrence of a Dissolution Event.
12.2    Winding Up. If the Company is dissolved pursuant to Section 12.1 it shall be wound up as soon as reasonably practicable thereafter in the manner set forth below.
(a)    The winding up of the Company shall be carried out by a liquidator (the “Liquidator”). The Liquidator of the Company shall be a Person appointed by the Board of Managers. The Liquidator shall be considered an Indemnitee for purposes of Article X.
(b)    In winding up the Company, the Liquidator shall possess full, complete and exclusive right, power and authority, in the name of and for and on behalf of the Company, to do or take any one or more of the following things or actions, without affecting the liability of Members and without imposing liability on the Liquidator (and shall, to the extent required by the Act or otherwise required by law, do or take the following things or actions):
(i)    prosecute and defend suits, whether civil, criminal, administrative, or investigative, and other claims, actions or proceedings;
(ii)    collect Company Properties, including debts, liabilities and obligations owed to the Company;
(iii)    gradually settle and close the business and affairs of the Company;
(iv)    sell, retire or otherwise dispose of and convey Company Properties, and in connection therewith determine the timing, manner and terms of any such sale, retirement or other disposition, having due regard for the activity and condition of the relevant market and general financial and economic conditions;
(v)    exercise all of the rights, powers and authority conferred upon the Board of Managers under the provisions of this Agreement to the extent necessary, appropriate, advisable or convenient in the Liquidator’s judgment to perform its duties, responsibilities and obligations under this Article XII;

(vi)     pay, out of the proceeds of the sale, retirement or other disposition of Company Properties, all reasonable selling costs and other expenses (including the compensation of the Liquidator as provided in Section 12.3) incurred in connection with the winding up of the Company;
(vii)    (A) pay or make provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company; (B) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (C) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company during the period of not less than 10 years after the date of dissolution or termination (any claims or obligations for which provision is so made by the Liquidator being referred to herein as “Liquidation Reserves”);
(viii)    distribute assets to creditors of the Company in accordance with the provisions of Section 12.4(a)(i);
(ix)    distribute any remaining assets to Members and former Members in accordance with the provisions of Sections 12.4(a)(ii) and (iii); and
(x)    prepare, execute, swear to, acknowledge, deliver, publish, and file and record in the appropriate public offices, such certificates (including a certificate of cancellation under the Act), instruments and other documents (including tax returns) that in the Liquidator’s judgment are necessary, appropriate, advisable or convenient under any applicable law, to effect the winding up of the Company.
12.3    Compensation of Liquidator. The Liquidator shall be entitled to receive such compensation from the Company (but only from the Company’s assets) as may be determined by the Board of Managers (including the TA Board Members).
12.4    Distribution of Property and Proceeds of Sale Thereof.
(a)    Upon completion of all desired sales, retirements and other dispositions of Company Property on behalf of the Company, the Liquidator shall, in accordance with the provisions of Section 1 8-804(a) of the Act, distribute the proceeds of such sales, retirements and dispositions, and any Company Property that is to be distributed in kind, in the following order of priority:
(i)    to pay or make provision for the payment of the debts, liabilities and obligations of the Company to creditors of the Company, including, to the extent permitted by applicable law, Members and former Members who are creditors of the Company (other than (1) debts, liabilities and obligations in respect of which provision has already been made through the Liquidation Reserves and (2) liabilities for distributions to Members and former Members under Sections 18-601 or 18-604 of the Act;

(ii)    to satisfy’ liabilities of the Company to Members and, to the extent not satisfied pursuant to Section 124(a)(i), for distributions under Sections 18-601 or 1-604 of the Act; and
(iii)    to the Members in accordance with Section 5.1(b) of this Agreement.
(b)    A Person who receives a distribution or return from the Company involving a violation by the Company of Section 18-804 of the Act shall be liable to the Company for the amount of such distribution or return for a period of three (3) years after the date of such distribution or return, regardless of whether such Member had knowledge of such violation at the time of such distribution or return; provided, however, that, (i) subject to the provisions of Section 1 8-502(b) of the Act, the Liquidator may compromise or waive any such liability on such terms and subject to such conditions as the Liquidator may determine; and (ii) if a Proceeding to recover such distribution or return from such Member is commenced prior to the expiration of such three (3)-year period, the Member shall continue to be liable to the Company with respect to such distribution or return except to the extent a judgment or order not subject to further appeal or discretionary review is rendered in favor of such Member to the effect that such Member is not liable for such distribution or return.
(c)    All distributions of the proceeds of a sale, retirement or other disposition of Company Property made pursuant to Section 12.4(a) shall be made within 60 days after the date on which the Company receives such proceeds.
(d)    Pursuant to the provisions of Section 1 8-804(b) of the Act, if there are sufficient assets to satisfy the claims of all priority groups specified above, such claims shall be paid in full and any such provision for payment shall be made in full. If there are sufficient assets to satisfy the claims of one or more but not all priority groups specified above, the claims of the highest priority groups that may be paid or provided for in full shall be paid or provided for in full, before paying or providing for any claims of a lower priority group. If there are insufficient assets to pay or provide for the claims of a particular priority group specified above, such claims shall be paid or provided for ratably to the claimants in such group to the extent of the assets available to pay such claims.
(e)    Amounts in the Liquidation Reserves shall be utilized for payment of creditors of the Company as set forth in Section 12.4(a)(i). Any amounts remaining in the Liquidation Reserves after such payments shall be paid as provided in Sections 12.4(a)(ii) and (iii).
12.5    Final Audit. Following the completion of the winding up of the Company (excluding, for purposes of this Section 12.5, the liquidation of the related Liquidation Reserves), the Liquidator shall furnish to each Member a statement setting forth the assets and the liabilities of the Company as of the date of such completion and each Member’s share of distributions pursuant to Section 12.4.
12.6    Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in any Member’s Capital Account results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to Members in accordance with the provisions of this Article XII, upon termination of the Company such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Capital Account to zero.

ARTICLE XIII
MISCELLANEOUS
13.1    Construction and Governing Law.
(a)    This Agreement and the Certificate (each of which is incorporated into this Agreement by reference) contain the entire understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, arrangements, inducements or conditions, express or implied, oral or written, between or among any of the parties hereto with respect to the subject matter hereof and thereof.
(b)    All provisions of this Agreement and the Certificate and all questions relating to (i) the validity, interpretation, application or enforcement of such provisions (including provisions that limit or restrict duties, including fiduciary duties, responsibilities, liabilities, obligations or actions), (ii) the duties, responsibilities, liabilities or obligations of the Board of Managers and/or the Company to any one or more Members under this Agreement or the Act, (iii) the duties, responsibilities, liabilities or obligations of any one or more Members to the Board of Managers and/or the Company under this Agreement or the Act, (iv) the duties, responsibilities, liabilities or obligations of any one or more Members to any one or more other Members under this Agreement or the Act, (y) the rights, powers or authority of, or limitations or restrictions on, the Board of Managers and/or the Company under this Agreement or the Act and/or (vi) the rights, powers, authority, privileges or preferences of, or limitations or restrictions on, any one or more Members under this Agreement or the Act, shall be governed by and construed and administered in accordance with the internal substantive laws of the State of Delaware without regard to principles of conflict of laws (to the extent not preempted by the Securities Laws).
(c)    In case any one or more of the provisions contained herein shall, for any reason, be found or held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions of this Agreement in that or any other jurisdiction, unless such a construction would be unreasonable.
(d)    In applying the provisions of Sections 13.1(a)-(c):
(i)    it is understood and agreed that this Agreement is executed and delivered by the Members pursuant to the Act, and that the parties intend that the provisions hereof be given full force and effect pursuant to the principles set forth in Sections 18-1101 (a), (b) and (c) of the Act. Accordingly, to the extent this Agreement modifies or nullifies any provision of the Act that would apply in the absence of such modification or nullification, as permitted by the Act (any such provision of the Act that would apply in the absence of such modification or nullification being referred to herein as a “default” provision), such modification or nullification shall apply in preference to such “default” provision;

(ii)    to the extent there is a direct conflict between the provisions of this Agreement and any provision of the Act that may not lawfully be modified or nullified by agreement among the parties, such provision of the Act shall control; and
(iii)    if the Board of Managers shall determine, with the advice of counsel, that any provision of this Agreement is in conflict with (A) the Securities Laws or (B) other applicable laws, rules, regulations or orders, whether generally or in a particular application, the conflicting provision or such particular application thereof, as the case may be, shall not be deemed to constitute a part of this Agreement for so long as such conflict exists (provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or any lawful application of any provision, or render invalid or improper any action taken or omitted prior to such determination).
(e)    In construing the meaning or application of the Securities Laws, the Board of Managers may consider the effect of any applicable order or interpretive release issued by the Securities and Exchange Commission (“SEC”), or any applicable “no action” or interpretive position issued by the staff of the SEC that modifies or interprets the Securities Laws.
(f)    If any provision of this Agreement appears to the Board of Managers to be ambiguous, or inconsistent with any other provision hereof, the Board of Managers may construe such provision in such manner as it reasonably may determine in good faith, and such construction shall be conclusive and binding as to the meaning to be given to such provision.
(g)    In each case where this Agreement contemplates that (i) a particular thing may not be done or a particular action may not be taken without the approval, agreement, vote or consent of one or more Persons, (ii) a Person may make a particular designation or determination, or (iii) a Person may otherwise do or refrain from doing a particular thing or take or refrain from taking a particular action, such Person or Persons shall be free to give or withhold any such approval, agreement, vote or consent, to make any such designation or determination, to do or refrain from doing any such thing, or to take or refrain from taking any such action, in his, her it’s or their sole discretion, except where this Agreement expressly requires otherwise or as otherwise required by law. Without limiting the generality of the foregoing, in any case herein where it is provided that the Board of Managers shall or may take a particular action, do a particular thing or make a particular determination, and such case does not expressly provide for approval of such action, thing or determination by any Member or other Person, the Board of Managers shall possess full right, power and authority to take such action, to do such thing or to make such determination without obtaining any prior or subsequent authorization or approval of any Member or any other Person (and the Board of Managers may take such action, do such thing or make such determination in its sole discretion on such terms and in such manner as it may deem appropriate, unless the context requires otherwise), unless otherwise required by this Agreement or by law.

(h)    Each reference in this Agreement to a particular statute or regulation, or provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, as amended from time to time and in effect at the relevant time, or to any superseding statute or regulation, or provision thereof, as amended from time to time and in effect at the relevant time, as well as to applicable regulations then in effect thereunder.
(i)    Except as otherwise specified in this Agreement, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
(j)    Except as otherwise stated in this Agreement, references in this Agreement to Articles and Sections are to Articles and Sections of this Agreement.
(k)    The headings to Articles and Sections are for convenience of reference only and shall not form part of or affect the meaning or interpretation of this Agreement.
(l)    Where appropriate, each definition and pronoun in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine, and vice versa.
(m)    As used in this Agreement, the word “including” shall mean “including without limitation,” the word “or” is not exclusive and the words “here from,” “herein,” “hereof,”
“hereto” and “hereunder” refer to this Agreement as a whole.
13.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Any writing that has been duly executed by a Person in which such Person has agreed to be bound hereby as a Member shall be considered a counterpart for purposes of the foregoing. Any such counterpart, if executed by a prospective Member or the Company, as the case may be, and sent by way of facsimile transaction or electronic image to the other, shall be deemed to be an effective counterpart for purposes of this Section 13.2, provided the party sending such facsimile or electronic image shall send an original executed copy to the other party within 15 business days of sending such facsimile to such other party.
13.3    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties (and Indemnitees as provided under Article X), the Liquidator and their respective Representatives.
13.4    Survival: Remedies for Breach: Effect of Waiver or Consent.
(a)    The provisions of this Agreement shall continue to apply, in accordance with their respective terms, to a Person who has withdrawn as a Member pursuant to the provisions of Section 7.5 or who ceases to be a Member as a result of a Liquidity Event.

(b)    A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of his or her duties, responsibilities or obligations with respect to the Company is not a consent to or waiver of any other breach or default in the performance by that Person of the same or any other duties, responsibilities or obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
13.5    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall, promptly upon the request of the Board of Managers: (a) execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and other documents; (b) make, or cause to be made, such additional filings, recordings and publishings; (c) provide, or cause to be provided, such additional information; and (d) do, or cause to be done, such further acts and things, in each case as may reasonably be determined by the Board of Managers to be necessary, appropriate, advisable or convenient to carry out the purposes of this Agreement and as are not inconsistent with the provisions hereof. Without limiting the generality of the foregoing, each Member shall, promptly upon the request of the Board of Managers, execute and deliver or cause to be executed and delivered such certificates, instruments and other documents, and make or cause to be made such filings, recordings and publishings, as the Board of Managers reasonably determines to be necessary, appropriate, advisable or convenient to comply with the requirements for the operation of the Company as a limited liability company under the Act and the qualification of the Company to do business in any jurisdiction in which the Company owns property or conducts business.
13.6    Indirect Action. Each Member agrees that it is of the essence to this Agreement that no Member be permitted to do or omit to do indirectly - by the use of affiliates, agents, agreements, reciprocal business dealings or any other means - that which such Member has herein agreed not to do directly. Furthermore, it is the express intent of all Members that all Members shall comply in all respects with the substantive purposes and intent of this Agreement, and that technical compliance will constitute a breach hereof to the extent that it contravenes or does not fully achieve such substantive purposes and intent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TA MEMBERS:

TA/DEI-A ACQUISITION CORP.

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	President

TA/DEI-B1 ACQUISITION CORP.

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	President

TA/DEI-B2 ACQUISITION CORP.

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	President

TA/DEI-B3 ACQUISITION CORP.

By:	/s/ William D. Christ
Name:	William D. Christ
Title:	President

MANAGEMENT HOLDCO:

DYMATIZE MANAGEMENT HOLDINGS, INC.

By:	/s/ Theodore Casey
Name:	Theodore Casey
Title:	Chief Executive Officer

THE COMPANY:

DYMATIZE ENTERPRISES, LLC

By:	/s/ Theodore Casey
Name:	Theodore Casey
Title:	Chief Executive Officer

THE SHAREHOLDERS: (solely for purposes of Section 7.4)

/s/ Theodore Casey
THEODORE CASEY

/s/ Michael Casid
MICHAEL CASID

/s/ Brad Cooke
BRAD COOKE

ANNEX 3.4(c)

Or-Tech, LLC
Dynamic Pharmaceuticals, Inc.
EVOL
DPharm Holdings, Inc.
TJ2, Inc.
Global Nutrition Distribution
Apple Personnel Services, Inc.

EXHIBIT A

MEMBER INTERESTS; COMPANY CAPITALIZATION

Member	Class and Number of Units Held	Interest Percentage
TA/DEI-A Acquisition Corp.	6,268,894 Class A Units	64.62777%
TA/DEI-B1 Acquisition Corp.	74,175 Class B Units	0.76469%
TA/DEI-B2 Acquisition Corp.	355,256 Class B Units	3.66243%
TA/DEI-B3 Acquisition Corp.	8,589 Class B Units	0.08855%
Dymatize Management Holdings, Inc.	2,543,087 Class C Units	26.21739%
Dymatize Enterprises Equity Plan, LLC	450,000 Class D Units	4.63917%
	*Zero Class C1 units outstanding*